Exhibit 10.1

LEASE NO. WA-0034

LEASE

between

WTC TOWER 1 LLC,
a Delaware limited liability company

as Landlord

and

PROGENICS PHARMACEUTICALS, INC.,
a Delaware corporation

as Tenant

Dated as of December 31, 2015

One World Trade Center
New York, New York 10007

Neither this draft lease, nor any other draft lease, nor any correspondence, writings, communications or other documents delivered or exchanged between Landlord and Tenant shall be deemed to be an offer or agreement to lease or to enter into a lease, on the terms set forth herein or otherwise and no lease, or agreement to lease, shall be binding on either party except and until as set forth in Section 30.11 of this draft.

THIS LEASE AND ALL DRAFTS OF THIS LEASE CONTAIN CONFIDENTIAL AND SENSITIVE INFORMATION. CONFIDENTIAL TREATMENT IS REQUESTED UNDER ALL APPLICABLE LEGAL REQUIREMENTS, INCLUDING THE PORT AUTHORITY'S FREEDOM OF INFORMATION POLICIES.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS; PREMISES; TERM
ARTICLE 2	COMMENCEMENT OF TERM; ACCESS TO AND POSSESSION OF PREMISES; COMPLETION OF THE PREMISES
ARTICLE 3	RENT
ARTICLE 4	RECURRING ADDITIONAL RENT
ARTICLE 5	USE
ARTICLE 6	SERVICES AND EQUIPMENT
ARTICLE 7	ELECTRIC
ARTICLE 8	ASSIGNMENT, SUBLETTING, MORTGAGING
ARTICLE 9	SUBORDINATION, ESTOPPEL CERTIFICATE
ARTICLE 10	ENTRY; RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING;
ARTICLE 11	LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES
ARTICLE 12	REPAIRS
ARTICLE 13	ALTERATIONS; FIXTURES
ARTICLE 14	LANDLORD'S RIGHT TO PERFORM TENANT'S OBLIGATIONS
ARTICLE 15	NO LIABILITY; FORCE MAJEURE
ARTICLE 16	INDEMNIFICATION; INSURANCE
ARTICLE 17	DAMAGE BY FIRE OR OTHER CAUSE
ARTICLE 18	CONDEMNATION
ARTICLE 19	BANKRUPTCY
ARTICLE 20	DEFAULTS AND REMEDIES; WAIVER OF REDEMPTION
ARTICLE 21	COVENANT OF QUIET ENJOYMENT
ARTICLE 22	SURRENDER OF PREMISES
ARTICLE 23	DEFINITION OF LANDLORD
ARTICLE 24	NOTICES
ARTICLE 25	BUILDING OPERATIONS DOCUMENTS
ARTICLE 26	BROKER
ARTICLE 27	COMPLIANCE WITH SECURITY HANDBOOK
ARTICLE 28	SECURITY DEPOSIT
ARTICLE 29	CONSENTS
ARTICLE 30	MISCELLANEOUS
ARTICLE 31	SUCCESSORS AND ASSIGNS
ARTICLE 32	HAZARDOUS MATERIALS
ARTICLE 33	SUBMISSION TO JURISDICTION
ARTICLE 34	SIGNAGE; NAME OF BUILDING; ADDRESS
ARTICLE 35	INTENTIONALLY OMITTED
ARTICLE 36	ARBITRATION
ARTICLE 37	RENEWAL OPTION
ARTICLE 38	INTENTIONALLY OMITTED
ARTICLE 39	RIGHT OF FIRST OFFER

LIST OF EXHIBITS

EXHIBIT A          FLOOR PLAN
EXHIBIT B          INTENTIONALLY OMITTED
EXHIBIT C          SALES TAX LETTER
EXHIBIT D          SUPPLEMENTAL AND OVERTIME HVAC RATES
EXHIBIT D-1       DEFINITION OF LANDLORD'S CHARGE
EXHIBIT E           RULES AND REGULATIONS
EXHIBIT F           WORK LETTER
EXHIBIT G          CLEANING SPECIFICATIONS
EXHIBIT H          BUILDING ACCESS CONTROL AND SECURITY MONITORING PLAN
EXHIBIT I           INTENTIONALLY OMITTED
EXHIBIT J           FORM OF LETTER OF CREDIT
EXHIBIT J-1        DEFINITION OF SECURITY DEPOSIT
EXHIBIT J-2        SECURITY DEPOSIT REDUCTION
EXHIBIT K          RENT SCHEDULE
EXHIBIT K-1       DEFINITION OF FIXED RENT ABATEMENT PERIOD
EXHIBIT K-2       FIXED RENT ABATEMENT
EXHIBIT L           INTENTIONALLY OMITTED
EXHIBIT M          FLOOR SIGNAGE STANDARDS
EXHIBIT N          SPECIFIC COMPETITOR
EXHIBIT O-1       ABATEMENT OF FIXED RENT AND ADDITIONAL RENT
EXHIBIT O-2       USABLE SQUARE FOOTAGE WITH RESPECT TO ELECTRICAL SERVICE
EXHIBIT O-3       NOTICE ADDRESS

INDENTURE OF LEASE (hereinafter referred to as this "Lease") dated as of this 31st day of December, 2015 between WTC TOWER 1 LLC, a Delaware limited liability company having an office c/o Royal 1 WTC Management LLC, One Bryant Park, New York, New York 10036 ("Landlord") and PROGENICS PHARMACEUTICALS, INC., a Delaware corporation having an office at 777 Old Saw Mill River Road, Tarrytown, New York 10591 ("Tenant").

W I T N E S S E T H:
              ARTICLE 1

DEFINITIONS; PREMISES; TERM
1.01              Defined Terms.  As used in this Lease, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"ADA" shall mean the Americans with Disabilities Act, Title III, 42 U.S.C.S. §§ 12181-12189 and any amendments thereto.
"Additional Rent" or "additional rent" shall have the meaning set forth in Section 3.02A hereof.
"Additional Work" shall have the meaning set forth in Article V of the Work Letter.
"Affiliate" shall have the meaning set forth in Section 8.06(4) hereof.
"After Hours HVAC Service" shall have the meaning set forth in Section 6.03 hereof.
"Agent" shall mean the managing agent for the Building (as of the date hereof, the managing agent for the Building is Royal 1 WTC Management, LLC).
"Alterations" shall have the meaning set forth in Section 13.01A hereof.
"Arbitration Notices" shall have the meaning set forth in Section 37.04(c) hereof.
"Assignment/Sublet Documentation" shall have the meaning set forth in Section 8.01B hereof.
"Assignment/Sublet Notice" shall have the meaning set forth in Section 8.01B hereof.
"Bankruptcy Event" shall mean any of the following: (i) a general assignment by Tenant for the benefit of its creditors; (ii) the admission in writing by Tenant, or the determination by a court of competent jurisdiction, of the insolvency of Tenant or its inability to pay its debts as they become due; (iii) the voluntary commencement of any case or proceeding with respect to Tenant under any Bankruptcy Law or the filing by Tenant of a petition, application, motion or complaint seeking the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for itself or of or for a material part of its assets;  (iv) the involuntary commencement of any case or proceeding with respect to Tenant under any Bankruptcy Law or the filing of a petition, application, motion or complaint seeking the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for Tenant or of or for a material part of its assets which case, proceeding, petition, application, motion or complaint is not both timely and diligently controverted and dismissed within thirty (30) days of its commencement or filing; (v) the appointment of or taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for Tenant or of or for a substantial part of its  assets which is not both timely and diligently controverted and stayed or dismissed within thirty (30) days of its commencement; or (vi) the making of any levy on or judicial seizure or attachment of a substantial part of Tenant's assets which is not both timely and diligently controverted and stayed or dismissed within thirty (30) days of its commencement.
"Bankruptcy Law" shall mean, collectively, Title 11 of the U.S. Code or any other present or future law of any jurisdiction which is applicable to Tenant for the relief, liquidation or rehabilitation of debtors, as amended.
"Broker" shall have the meaning set forth in Article 26 hereof.
"Building" shall mean the portions of that certain building that are leased by Landlord pursuant to the terms of the Net Lease, which building shall be known as One World Trade Center or 1 World Trade Center (subject to the terms of Section 34.02 hereof) and located on the Land.
"Building Common Areas" shall mean all of the common facilities of the Building and the Land designed and intended for use by tenants in the Building in common with Landlord and each other.  None of the Building Common Areas shall be part of the Premises.  In no event may Tenant have the right to perform work in, modify or repair the Building Common Areas.
"Building Office Space" shall mean the office space of the Building, which consists as of the Execution Date of the twentieth (20th) through ninetieth (90th) floors thereof.  Landlord may at any time upon the delivery of a Notice to Tenant (but without the consent of Tenant), modify the above composition of the Building Office Space in any manner determined by Landlord in its sole and absolute discretion.
"Building Operations Documents" shall collectively include the rules and regulations, protocols and other operational procedures applicable to tenants of the Building, including, without limitation, the Rules and Regulations, any standard operating procedures issued by Agent (such as interim loading dock protocol), Building Access Control and Security Monitoring Plan, and the Information Security Handbook,.  Except as otherwise annexed hereto, the Building Operations Documents are available to Tenant and, upon written request of Tenant, Landlord agrees to promptly deliver to Tenant copies of any of the Building Operations Documents and any updates thereto.  Tenant acknowledges that (i) all such documents may be amended from time to time by Landlord, in its sole discretion, provided that such amendments do not materially and adversely affect Tenant's customary use of the Demised Premises as contemplated hereby or result in increased cost or expense to Tenant (except to a de minimis extent and except costs that are subject to increase over time) and (ii) in the event Landlord makes changes in, or additions to, any of the Building Operations Documents, such changes and/or additions shall be binding upon Tenant with the same force and effect as if they were originally attached hereto and incorporated herein, provided that such changes and/or additions are not in a manner which would be discriminatory towards Tenant.
"Building Standards" shall mean the Building standards set forth in Schedule 2 and Schedule 3 of the Work Letter attached hereto as Exhibit F.
"Business Days" shall mean Monday through Friday exclusive of Holidays.
"Casualty Rent Abatement Date" shall mean the date that is the earlier of (i) fourteen (14) calendar days after (a) the Premises are restored to the condition set forth  in Exhibit F and (b) Landlord has given notice of such restoration to Tenant, or (ii) such date as Tenant moves into a material portion of the affected area of the Premises for the normal conduct of its business.
"Casualty Termination Date" shall have the meaning set forth in Section 17.02B hereof.
"Commencement Date" shall mean the date which is the earlier to occur of: (a) the later to occur of (i) delivery of fully executed counterparts of this Lease, (ii) receipt of all necessary approvals or (iii) the date Landlord delivers vacant possession of the Premises to Tenant with Landlord's Work Substantially Complete with respect to the Premises, or would have been complete but for delays as set forth in 2.02B hereof, provided, however, that Landlord shall not accelerate the Commencement Date as set forth in this clause (iii) until the sixth (6th) day of Tenant's Delay, or (b) the date Tenant or anyone claiming by, under or through Tenant shall first occupy any part of the Premises for any purpose excluding the preparation of the same for Tenant's initial occupancy in accordance with Section VII of the Work Letter.
"Commencement Date Agreement" shall have the meaning set forth in Section 2.03 hereof.
"Comparable Buildings" shall mean first-class office buildings located in downtown Manhattan that are comparable in quality and character to the Building.
"Conde Lease" shall mean that certain lease with respect to a portion of the Building dated as of May 25, 2011 between Landlord and Advance Magazine Publishers Inc., d/b/a Conde Nast, as the same may be assigned and/or amended from time to time.
"Confidential and Privileged Information" shall have the meaning set forth in the Information Security Handbook.
"Confidential Information" shall have the meaning set forth in the Information Security Handbook.
"Consequential Damages" shall mean any incidental, consequential, indirect, punitive, speculative, special or exemplary damages, or damages on account of lost profits, unrealized expectations or other similar claims.
"Damage Statement" shall have the meaning set forth in Section 17.02A hereof.
"Decorative Alteration" shall have the meaning set forth in Section 13.02A hereof.
"Disclosing Party" shall having the meaning set forth in Section 30.13B hereof.
 "DX Units" shall mean base Building condenser water-cooled direct expansion packaged air conditioning units on the floor on which the Premises are located.
"EBITDA" shall have the meaning set forth in Section 28.08 hereof.
"Electric Rates" shall have the meaning set forth in Section 7.04 hereof.
"Election Notice" shall have the meaning set forth in Section 37.01 hereof.
"Electrical Work" shall have the meaning set forth in Section 7.03(b) hereof.
"Embargoed Person" shall have the meaning set forth in Section 30.16A hereof.
"Environmental Laws" shall have the meaning set forth in Section 32.02 hereof.
"Execution Date" shall mean the date upon which this Lease is fully executed and unconditionally delivered by both parties hereto.
"Executive Suite Competitor" shall have the meaning set forth Section 5.01(ii) hereof.
"Existing L/C" shall have the meaning set forth in Section 28.06 hereof.
"Expiration Date" shall mean September 30, 2030 (or the date upon which the Term shall sooner terminate pursuant to any of the terms of this Lease), provided, however, that Landlord shall have the option, in its sole discretion by written notice to Tenant on or prior to the third (3rd) anniversary of the day immediately following the expiration of the Fixed Rent Abatement Period, to shorten or extend the Term by up to six (6) months, in which case this definition of Expiration Date shall be deemed automatically adjusted to reflect such shortened or extended Term, provided, however, that notwithstanding the foregoing, Tenant shall remain entitled to exercise its Renewal Option in accordance the terms and provisions of Article 37.
"FINRA" shall mean the Financial Industry Regulatory Authority, Inc. or any successor thereto.
"Fit-Out Work" shall mean all of the work set forth in the Work Letter, including, without limitation, all of Landlord's Work and any work being performed by Tenant at its expense, but excluding the Demising Work and Tenant's Initial Work.
"Fixed Rent" shall have the meaning set forth in Section 3.01A hereof.
"Fixed Rent Abatement Period" shall have the meaning set forth in Exhibit K-1 attached hereto.
"Fixtures" shall have the meaning set forth in Section 13.02 hereof.
"FOI Policy" shall mean the Port Authority's Freedom of Information policies as set forth by the Commissioners of the Port Authority from time to time.
"Force Majeure" shall mean any delays resulting from any causes beyond Landlord's reasonable control, including governmental regulation (excluding those promulgated by the Port Authority unless such regulation promulgated by the Port Authority affects a substantial portion of Building and/or Land), governmental restriction (excluding those promulgated by the Port Authority unless such restriction promulgated by the Port Authority affects a substantial portion of Building and/or Land), strike, accident, labor dispute, riot, insurrection, terrorism, emergency, inability to obtain materials, acts of God or of a public enemy, acts of the United States of America, fires or other casualties, floods, epidemics, quarantine restrictions, freight embargoes, unusually severe weather, or delays of subcontractors or suppliers at any tier arising from unforeseeable causes beyond the control and without the fault or negligence of Landlord and other like circumstances.  Under no circumstances shall the non-payment of money or a failure attributable to a lack of funds be deemed to be (or to have caused) an event of Force Majeure.
"Freight Operating Hours" shall have the meaning set forth in Section 6.01A(2) hereof.
"Full Casualty Restoration Work" shall mean all repair and restoration work to the Premises (including Fit-Out Work, subject to the provisions of Section 17.01 hereof, but excluding any other of Tenant's Insurable Property) and the Building that shall be required following a casualty so that the Premises (other than Tenant's Insurable Property) and the Building shall be repaired and restored to substantially the same condition as existed prior to the damage.
"GAAP" shall mean generally accepted accounting principles (consistently applied).
"Governmental Authority" shall mean the United States of America, the State of New York, the State of New Jersey, the City of New York, and the Port Authority and any political subdivision, agency, department, commission, board, bureau or instrumentality thereof and any of any of the foregoing, now existing or hereafter created, having jurisdiction over the Building and/or the Land or any portion thereof or the curbs, sidewalks, and areas adjacent thereto, other than the Port Authority in its capacity as an occupant of the Building, the lessor under the Net Lease, or a member of the limited liability company constituting Landlord hereunder (as contrasted with its governmental capacity).
"Hazardous Materials" shall have the meaning set forth in Section 32.02 hereof.
"Holidays" or "holidays" shall mean all Building Service Employees Union Contract holidays of general applicability to all employees.
"HVAC" shall mean heating, ventilation and air conditioning.
"HVAC System" shall have the meaning set forth in Section 6.01B hereof.
"Indemnified Party Notice" shall have the meaning set forth in Section 16.01B hereof.
"Information Security Handbook" shall mean the handbook issued by the Port Authority relating to the procedures and practices that must be followed by all parties concerning Confidential Information and/or Confidential and Privileged Information with respect to the Building and/or the World Trade Center, as the same may be modified or supplemented from time to time without the approval of Tenant.  A copy of the current edition of the Information Security Handbook is available online at http://www.panynj.gov/business-opportunities/pdf/Corporate-Information-Security-Handbook.pdf.
"Interest Rate" shall mean, for any (i) late payments, including without limitation, late payment of Rent, invoices, or Additional Rent, for any period of time during the Term, the greater of (a) nine percent (9%) per annum or (b) seven percent (7%) per annum above the then published annual prime interest rate upon unsecured loans charged by JPMorgan Chase Bank (or (x) Citibank, if JPMorgan Chase Bank shall not then have an announced prime rate or (y) another national bank designated by Landlord, if neither JPMorgan Chase Bank nor Citibank shall then have an announced prime rate) on loans of ninety (90) days; or (ii) events of default beyond any applicable notice and cure period or the specific date for payment, eighteen percent (18%) per annum.  Notwithstanding anything to the contrary contained herein, if the applicable rate above would be greater than the maximum rate of interest allowable by law, then the maximum rate of interest allowable by law shall be the interest rate charged.
"Issuing Bank" shall have the meaning set forth in Section 28.02 hereof.
"JAMS Rules" shall have the meaning set forth in Section 36.01 hereof.
"Land" shall mean the land underneath and/or directly adjacent to the Building in which Landlord has an interest.
"Landlord" shall mean WTC Tower 1 LLC, a Delaware limited liability company, and its successors and assigns.
"Landlord Entity" shall mean the named Landlord herein (i.e., WTC Tower 1 LLC), its constituent members, and its parent companies, affiliates, subsidiaries and successors.
"Landlord Party" or "Landlord Parties" shall mean any of Landlord, any Landlord Entity, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.
"Landlord's Charge" shall  have the meaning set forth in Exhibit D-1 attached hereto.
"Landlord's Work" shall have the meaning set forth in Article II of the Work Letter.
"Lease Year" shall mean (i) with respect to the first Lease Year, that period commencing on the Commencement Date and terminating on the last day of the month in which the first (1st) year anniversary of the expiration of the Fixed Rent Abatement Period occurs, and (ii) each successive period of twelve (12) full calendar months thereafter during the Term (provided, that the final Lease Year of the Term shall end on the Expiration Date).
"Legal Authorities" shall mean (a) for so long as Tenant remains a publicly traded company, FINRA and PCAOB and (b) the United States of America, the State of New York, the State of New Jersey, the City of New York, and the Port Authority and any political subdivision, agency, department, commission, board, bureau or instrumentality thereof and any of any of the foregoing, now existing or hereafter created, having jurisdiction over Tenant, Landlord, the Premises, the Building and/or the Land or any portion thereof or the curbs, sidewalks, and areas adjacent thereto, other than the Port Authority in its capacity as an occupant of the Building, the lessor under the Net Lease, or a member of the limited liability company constituting Landlord hereunder (as contrasted with its governmental capacity).
"Legal Requirements"  shall mean any and all applicable past, present and future laws, regulations, and codes, extraordinary as well as ordinary, of all Governmental Authorities, including the ADA, the Port Authority Manual and any law of like import, any requirements of QAD, any memoranda and letter agreements between the  Port Authority and the New York City Fire Department, the New York City Police Department and the New York City Department of Buildings, and all rules and regulations with respect thereto and any of the foregoing relating to environmental matters, Hazardous Materials, public health and safety matters, and any fire rating organizations or insurance entities performing substantially similar functions to the New York Board of Underwriters and the New York Fire Insurance Rating Organization (while such organizations were in existence), in each case, affecting the Building, Land, or the Premises or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building or Land.
"Letter of Credit" shall have the meaning set forth in Section 28.02 hereof.
"Litigation Legislation" shall mean the concurrent legislation of the State of New York and the State of New Jersey set forth at Chapter 301 of the Laws of New York of 1950, as amended by Chapter 938 of the Laws of New York of 1974 (McKinney's Unconsolidated Laws §§ 7101-7112), and Chapter 204 of the Laws of New Jersey of 1951 (N.J.S.A. §§ 32:1-157 to 168), as each of them may be amended from time to time.
"Minimum Insurer Standards" shall have the meaning set forth in Section 16.02 hereof.
"Net Lease" shall mean that certain Second Amended and Restated Agreement of Lease, dated as of July 16, 2001, by and between the Port Authority, as lessor, and Landlord, as lessee, as the same may hereafter be modified, amended, revised, restated or supplemented from time to time.
"Net Lessor" shall mean the Port Authority, or any successor thereto, in either case in its capacity as lessor under the Net Lease.
"Network" shall have the meaning set forth in Section 13.03C hereof.
"Non-Renewal Notice" shall have the meaning set forth in Section 28.02B hereof.
"Notice" shall mean any written notice, statement, certificate, request or demand permitted or required to be given by Landlord or Tenant to the other in accordance with the terms and provisions of this Lease.  Notices shall be delivered (and deemed delivered) in the manner set forth in Article 24 hereof.
"NYPA" shall mean the New York Power Authority.
"OFAC List" shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation.
"Operating Hours" shall mean between 8:00 A.M. and 6:00 P.M. New York City time on Business Days.
"Other Party" shall have the meaning set forth in Section 30.13B.
"Parent Company" shall have the meaning set forth in Section 8.06(4) hereof.
"PCAOB" shall mean the Public Company Accounting Oversight Board or any successor thereto.
"Port Authority" shall mean The Port Authority of New York and New Jersey or any successor thereto.
"Port Authority Manual" shall mean, collectively, (i) the Tenant Construction Review Manual dated December 2008, (ii) the Tenant Construction and Alteration Process Manual dated July 2013, (iii) World Trade Center Site Rules and Regulations effective October, 2009 and (iv) the Security Guidelines (it being acknowledged that the Security Guidelines have not yet been promulgated by the Port Authority and will automatically become part of the Port Authority Manual upon their promulgation), as all of the foregoing items shall exist as of the Execution Date and as the same may be  modified or supplemented from time to time following the Execution Date without the approval of Tenant.
"Premises" or "Demised Premises" or "Office Space" shall mean only the hatched portion of the Forty-Seventh floor (47th) floor of the Building Office Space as shown on Exhibit A.
"Prime Rate" shall mean the then published annual prime interest rate upon unsecured loans charged by JPMorgan Chase Bank (or (x) Citibank, if JPMorgan Chase Bank shall not then have an announced prime rate or (y) another national bank designated by Landlord, if neither JPMorgan Chase Bank nor Citibank shall then have an announced prime rate) on loans of ninety (90) days.
"Prohibited Person" shall have the meaning set forth in Section 30.16B hereof.
"Punch List Items" shall have the meaning set forth in Article IX of the Work Letter attached hereto as Exhibit F.
"QAD" shall mean, collectively, the departments and/or divisions within the Port Authority that are responsible for enforcing government oversight relating to the Port Authority Manual and compliance with Legal Requirements related to design and construction, including the Quality Assurance Division (QAD) and the Resident Engineer's Office (REO).
"Real Property" shall mean, collectively, the Building, the Land and the Appurtenances (as defined in Section 2.1.1 of the Net Lease).
"Recurring Additional Rent" shall mean the additional rent set forth on Exhibit K, together with any (i) payment for condenser water pursuant to the terms of Section 6.05 of this Lease, (ii) After Hours HVAC Service charges (if any and to the extent any of the same is put on a standard recurring schedule) and (iii) any charges in respect of electricity pursuant to Sections 7.01A and 7.01B hereof.
"Reduction Condition" shall have the meaning set forth in Section 28.08 hereof.
"Related Entity" shall mean any Successor to Tenant or Successor to a Tenant Entity (as the case may be) or any Subsidiary or Affiliate of Tenant or a Tenant Entity (as the case may be) with respect to which the direct or indirect ownership relationship between Tenant or a Tenant Entity, as the case may be, and such Subsidiary or Affiliate is fifty-one percent (51%) or more of the beneficial interest in such entity or any Parent Company of Tenant or a Tenant Entity (as the case may be) which owns, directly or indirectly, at least fifty-one percent (51%) of the beneficial interest in Tenant or a Tenant Entity (as the case may be).
"Renewal Option" shall have the meaning set forth in Section 37.01 hereof.
"Renewal Term" shall have the meaning set forth in Section 37.01 hereof.
"Rent" or "rent" shall mean all Fixed Rent, additional rent or other charges payable under this Lease (including, without limitation, Recurring Additional Rent).
"REOA" shall mean that certain Reciprocal Easement and Operating Agreement of the West Portions of the World Trade Center dated as of November 16, 2006 by and among the Port Authority, 1 World Trade Center LLC and WTC Retail LLC, as the same may be amended, modified, revised or supplemented from time to time.
"Replacement L/C" shall have the meaning set forth in Section 28.06 hereof.
"Replacement Notice" shall have the meaning set forth in Section 28.06 hereof.
"Requirements of Law" shall mean any and all applicable past, present and future laws, regulations, and codes, extraordinary as well as ordinary, of all Legal Authorities, including the ADA, the Port Authority Manual and any law of like import, any requirements of QAD, any memoranda and letter agreements between the  Port Authority and the New York City Fire Department, the New York City Police Department and the New York City Department of Buildings, and all rules and regulations with respect thereto and any of the foregoing relating to environmental matters, Hazardous Materials, public health and safety matters, and any fire rating organizations or insurance entities performing substantially similar functions to the New York Board of Underwriters and the New York Fire Insurance Rating Organization (while such organizations were in existence), in each case, affecting the Building, Land, Tenant, Landlord and/or the Premises or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building or Land.
"Rules and Regulations" means, collectively, (i) the Rules and Regulations Regarding Alterations, a copy of which is available upon request from the Building management office, and (ii)  the Rules and Regulations attached hereto and incorporated herein as Exhibit E (unless the context refers specifically to only one or the other), in either case as the same may be revised in accordance with the definition of Building Operations Documents above.
"Secure Information" shall have the meaning set forth in Section 30.13B.
"Security Deposit" shall have the meaning set forth in Exhibit J-1 attached hereto.
"Security Reduction" shall have the meaning set forth in Section 28.08 hereof.
"Security Reduction Request Notice" shall have the meaning set forth in Section 28.08 hereof.
"Selected Excess Item" shall have the meaning set forth in Article III of the Work Letter.
"Subsidiary" shall have the meaning set forth in Section 8.06(4) hereof.
"Substantial Completion" or "Substantially Complete" shall have the meaning set forth in the Work Letter.
"Substituted Space" shall have the meaning set forth in Section 35.01 hereof.
"Successor" shall have the meaning set forth in Section 8.06(4) hereof.
"Superior Lease" or "Superior Leases" shall have the meaning set forth in Section 9.02A hereof.
"Superior Lessor" shall mean the lessor under a Superior Lease.
"Superior Mortgagee" shall mean the holder of a Superior Mortgage.
"Superior Mortgage" or "Superior Mortgages" shall have the meaning set forth in Section 9.02A hereof.
"Supplemental HVAC System" shall have the meaning set forth in Section 6.04 hereof.
 "Temporary Rate" shall have the meaning set forth in Section 37.06 hereof.
"Tenant" shall mean Progenics Pharmaceuticals, Inc., and its successors and permitted assigns.
"Tenant Entity" shall mean the named Tenant herein (i.e., Progenics Pharmaceuticals, Inc.) and its Related Entities.
"Tenant Party" shall mean Tenant, any Tenant Entity, any subtenant, assignee or other occupant of the Premises, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.
"Tenant's Communications Equipment" shall have the meaning set forth in Section 13.03C hereof.
"Tenant's Delay" shall have the meaning set forth in Article VIII of the Work Letter attached hereto as Exhibit F.
"Tenant's Insurable Property" shall have the meaning set forth in Section 17.01 hereof.
"Tenant's Property" shall have the meaning set forth in Section 13.02 hereof.
"Term" shall mean the term of this Lease commencing on the Commencement Date and ending on Expiration Date, or such sooner date as this Lease shall terminate pursuant to any of the terms of this Lease and subject to Landlord's right to shorten or extend the Term as provided in the definition of "Expiration Date" in this Section 1.01 and pursuant to Section 37.10.
"Termination Date" shall have the meaning set forth in Section 17.02B hereof.
"Wi-Fi" shall have the meaning set forth in Section 13.03C hereof.
"Wiring" shall have the meaning set forth in Section 13.02 hereof.
"WL Charge" shall have the meaning set forth in Article I of the Work Letter attached hereto as Exhibit F.
"Work Letter" shall have the meaning set forth in Section 2.02A hereof.
"Workers Comp Coverage" shall have the meaning set forth in Section 16.02 hereof.
"World Trade Center" shall mean that certain facility of commerce commonly and colloquially known as the "World Trade Center" and located in the Borough of Manhattan, City, County and State of New York, comprised of approximately 16 acres.
1.02              Leasing of the Premises.  Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises.
The leasing of the Premises by Tenant shall include the right of Tenant, its officers, employees and invitees to (a) access the Building Common Areas in common with other tenants in the Building, (b) use all fixtures, improvements and betterments owned or leased by Landlord which, at any time during the Term, are attached to or installed in the Premises, and (c) access and use to the men's and women's restrooms on the floor on which the Premises are located, all subject to such restrictions, rules, regulations, security arrangements and charges (if any) as are provided for in this Lease.
TO HAVE AND TO HOLD unto Tenant, its successors and permitted assigns, for the Term, YIELDING AND PAYING the rents and additional rents hereinafter set forth, all on the covenants, conditions and agreements hereinbefore and hereinafter stated.

ARTICLE 2

COMMENCEMENT OF TERM; ACCESS TO AND POSSESSION
OF PREMISES; COMPLETION OF THE PREMISES
2.01              Commencement of Term.  The Term shall commence on the Commencement Date and, except as otherwise expressly provided herein (including as set forth in Section 3.01), the payment of Fixed Rent and additional rent (if any) shall commence on the Commencement Date, except payments due pursuant to the Work Letter, which shall become due as set forth in the Work Letter.
2.02              Landlord's Work.
A.            The Premises shall be deemed Substantially Complete when Landlord has achieved Substantial Completion (or is deemed to have achieved Substantial Completion pursuant to Section 2.02B and 2.02C below) as provided for in Exhibit F attached hereto and made a part hereof (the "Work Letter").
B.            Any Tenant's Delay in the Substantial Completion of the Demised Premises, or any portion thereof, shall be governed by Section VIII of the Work Letter.
C.            The taking of possession of the Demised Premises in accordance with Section VII of the Work Letter shall be deemed an acceptance of the same by Tenant and shall be deemed Substantial Completion by Landlord of all of Landlord's Work for the purposes of determining the Commencement Date.  Tenant has examined the Premises, and agrees to take possession of same in its "as is", "where is" condition as of the Execution Date, subject only to Landlord's obligations (a) to complete Landlord's Work as set forth in the Work Letter, (b) with respect to compliance with Legal Requirements in connection with Landlord's Work as set forth in Section 11.01 hereof and (c) with respect to latent defects in Landlord's Work as set forth in Section 12.02B hereof.
D.            The parties acknowledge and agree that due to (i) the time frame in which the Building was constructed, (ii) QAD's oversight role at such time, and (iii) QAD's role with respect to ongoing construction activities at the Building, to the best of QAD's knowledge, the Building and Premises are free of any materials which, if the Building had been subject to New York City Department of Buildings oversight (rather than QAD's), would have otherwise required either ACP-5 or ACP-7 certificates (as the case may be) in connection with the performance of Landlord's Work.
2.03              Commencement Date Agreement.  Promptly after the occurrence of the Commencement Date, Landlord and Tenant, at Landlord's or Tenant's request, will execute an agreement in recordable form stating, among other things, as applicable, the Commencement Date, the expiration of the Fixed Rent Abatement Period, the tons of condenser water to be furnished by Landlord, if any, pursuant to Section 6.05 hereof and/or the Expiration Date (and other dates, obligations or rights of the parties which may be affected by the determination of such dates) (the "Commencement Date Agreement") with respect to the above date.  Tenant's or Landlord's failure or refusal to sign the same shall in no event affect the determination by Landlord of such dates in accordance with the terms of this Lease.
2.04              Section 223 Waiver.  The parties agree that Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and the right to recover any damages, direct or indirect, which may result from Landlord's failure to timely deliver possession of any portion of the Premises.  Tenant agrees that the provisions of this Section are intended to constitute "an express provision to the contrary" within the meaning of said Section 223-a to the extent herein provided.
ARTICLE 3

RENT
3.01              Fixed Rent.
A.            During the Term, Tenant agrees to pay to Landlord an annual fixed minimum rent, in lawful money of the United States, in the amounts as set forth in Exhibit K (collectively, the "Fixed Rent").
B.            Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term commencing upon the Commencement Date, subject to the terms and provision set forth in Exhibit K-2 attached hereto, without any setoff or deduction whatsoever (except that the first full monthly installment thereof shall be paid on the execution and delivery of this Lease).  In the event that the Commencement Date shall occur on a day other than the first day of a calendar month, the Fixed Rent for such month shall be prorated on a per diem basis.
C.            Recurring Additional Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term commencing upon the date(s) set forth herein without any setoff or deduction whatsoever (except as otherwise expressly provided herein).  In the event that any of such dates shall occur on a day other than the first day of a calendar month, such Recurring Additional Rent for such month shall be prorated on a per diem basis.
D.            All Fixed Rent and Recurring Additional Rent that are payable under this Lease shall be payable in lawful money of the United States by wire transfer or electronic payments made through the Automated Clearing House network of immediately available funds to such account as Landlord may from time to time direct in writing.  All Additional Rent (other than Recurring Additional Rent) shall be payable in lawful money of the United States and shall be paid either by (a) wire transfer or electronic payments made through the Automated Clearing House network of immediately available funds to such account as Landlord may from time to time direct in writing or (b) a check of Tenant drawn on a bank which is a member of The Clearing House Payments Company L.L.C. (or any successor thereto) which is remitted to such address as Landlord may from time to time direct in writing.  Failure to pay Fixed Rent and/or Additional Rent in the manner set forth above shall be deemed a material default by Tenant under this Lease.
3.02              Additional Rent.
A.            All adjustments of rent, costs, charges and expenses which Tenant is obligated to pay to Landlord pursuant to this Lease (including, without limitation, Recurring Additional Rent) shall be deemed additional rent (the "Additional Rent" or "additional rent"), which Tenant covenants to pay when due.  In the event of nonpayment, Landlord shall have all the rights and remedies with respect thereto as is herein provided for in case of nonpayment of Fixed Rent.  All rent shall be payable by Tenant to Landlord, except as otherwise expressly provided herein, without offset, reduction, counterclaim and/or deduction.
B.            If any clause in this Lease providing for the payment by Tenant to Landlord of any additional rent shall not state a time period upon which such payment shall be due to Landlord, such payment shall be payable by Tenant to Landlord within twenty (20) days after delivery of an invoice therefor.
3.03              Legal Requirements.  If any of the rent payable under the terms of this Lease shall be or become uncollectible; reduced or required to be refunded because of any rent control, federal, state or local law, regulation, proclamation or other Legal Requirement not currently in effect, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant, the acceleration of any expense by Tenant or any other adverse effect on Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rent which, from time to time, during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease).  Upon the termination of such legal rent restriction, (a) the Fixed Rent and additional rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall promptly pay in full to Landlord, unless expressly prohibited by applicable Legal Requirements, an amount equal to (i) rentals which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rent actually paid by Tenant during the period such legal rent restriction was in effect.
3.04              Late Charge.  If any installment of Fixed Rent or additional rent is not paid within five (5) Business Days of when due, Tenant shall also pay Landlord interest thereon from the due date until paid at the Interest Rate.
ARTICLE 4

RECURRING ADDITIONAL RENT
4.01              General.  In addition to the Fixed Rent hereinbefore set forth, Tenant shall pay to Landlord, as additional rent, Recurring Additional Rent, including, without limitation, the items more particularly described in Exhibit K.  If the Expiration Date, or earlier termination of this Lease is not the last day of a Lease Year, then Tenant's Recurring Additional Rent shall be prorated based upon the number of days of the applicable Lease Year within the Term.
4.02              Survival.  The executory provisions of this Article 4 shall survive the expiration or earlier termination of the Term.  In no event shall the Fixed Rent under this Lease be reduced by virtue of any provision of this Lease.
ARTICLE 5

USE
5.01              Permitted Uses.
(i)            Tenant shall use and occupy the Premises for executive and general and administrative offices consistent with a first-class Manhattan office building and no other use shall be permitted, including, without limitation the following uses, which shall be prohibited: (a) an executive office suite business; (b) an executive search firm or employment agency (other than solely for the purpose of the hiring by Tenant of its employees at the Building); (c) offices of a governmental agency, or government (including an autonomous governmental corporation or any entity having diplomatic or governmental immunity), or a diplomatic or trade mission; (d) reservation centers for airlines or for travel agencies, (e) any use prohibited by the Building Operations Documents, including, without limitation, the Rules and Regulations attached hereto and made part hereof as Exhibit E; (f) offices of any public or private utility company; and (g) any other uses prohibited or requiring consent in Section 8.01D hereof.  Notwithstanding anything to contrary contained in this Lease or the Rules and Regulations, neither the Premises nor any portion of the Building shall be used or permitted to be used at any time for the production of any films, including in connection with the filming of any scenes for television and/or movies, without Landlord's consent in its sole and absolute discretion; provided, however, that Landlord shall not unreasonably withhold its consent to Tenant's production of informational films with respect to Tenant's business to be filmed solely within the Premises and in accordance with the Rules and Regulations.
(ii)            Notwithstanding anything in this Lease to the contrary, Tenant shall, in order to induce Landlord to execute and deliver this Lease, fully comply with the following terms:  (a) neither Tenant, nor any assignee thereof, nor any subtenant, nor any licensee of any portion of the Premises, shall (i) be a Specific Competitor (as such term is defined in the Conde Lease), which definition as of the Execution Date is attached hereto as Exhibit N) (ii) operate a business in any portion of the Premises under the name of a Specific Competitor or (iii) be an entity (an "Executive Suite Competitor") whose primary business consists of pre-built short term office space (including the provision of services typical of business centers and the provision of "virtual office" services), (b) Tenant hereby represents and warrants to Landlord that Tenant is not a Specific Competitor or an Executive Suite Competitor and (c) Tenant shall cause each subtenant and licensee (as the case may be) of any portion of the Premises to fully incorporate the foregoing terms of clauses (a) and (b) above into its sublease or license (as the case may be).  Failure of Tenant to fully comply with the foregoing terms shall be deemed to be a material default by Tenant hereunder. In the event that Tenant requests Landlord's consent in connection with an assignment and/or sublet of the Premises in accordance with Article 8 of this Lease, Tenant shall have the right to request in writing that Landlord provide to Tenant an a copy of Exhibit N updated as of such date.
5.02              Prohibited Items.  Tenant shall not use, occupy, suffer or permit the Premises (or any part thereof) to be used in any manner, or suffer or permit anything to be brought into or kept therein, which would (a) make unobtainable at standard rates from a reputable insurance company authorized to do business in New York State fire insurance or liability, elevator, boiler, umbrella or other insurance customarily carried by landlords of first-class office buildings in Manhattan, (b) cause, or be likely to cause, injury or damage to the Building or to any Building equipment or to the Premises, (c) constitute a public or private nuisance, (d) emit objectionable fumes, vibrations, heat, chilled air, vapors or odors into or from the Building or the Building equipment, (e) interfere with any of the Building services (except if such interference is temporary, is coordinated with Landlord and does not affect any other tenant of the Building), including the furnishing of electrical energy, or the proper and economical cleaning, heating, ventilating, air conditioning or other services servicing the Building (other than the Premises) or (f) constitute a lodging or residential use or for any illegal purposes. In addition, Tenant shall not create any noise or vibration which, in Landlord's reasonable discretion, would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.
5.03              Licensing.  No licensing of desk space shall be permitted.
5.04              Labor Harmony.  Without limiting the terms of Section 13.03A of this Lease, the conduct of Tenant's business in the Premises (including all maintenance, operation and repair obligations and other services performed by Tenant on its own behalf pursuant to the terms of this Lease, including the terms of Article 6 hereof, and the use of any materials in connection therewith) shall not be done in a manner which would (i) disturb harmony with any trade engaged in performing any other work in the Building (including the creation of any work slowdown, sabotage, strike, picket or jurisdictional dispute) or (ii) create any actual interference with the operation of the Building and/or the operations of other occupants.  Tenant shall immediately stop the performance of such aspect of Tenant's business in the Premises if Landlord delivers Notice to Tenant that such aspect of Tenant's business in the Premises would trigger a violation of clauses (i) and/or (ii) above.  Tenant shall cooperate with Landlord in all reasonable respects to avoid such breach.  Landlord shall use commercially reasonable efforts to cooperate with Tenant to avoid such breach. Tenant hereby agrees to defend, save and hold Landlord harmless from all loss arising as a result of such breach, including any reasonable attorneys' fees and any claims made by occupants of the Building and/or other third parties. Tenant may at any time utilize Tenant's employees to conduct its business whether or not such employees shall be unionized; provided, however, that such employees shall be properly licensed and qualified to perform such task and shall not trigger a violation of clauses (i) and/or (ii) above.
ARTICLE 6

SERVICES AND EQUIPMENT
6.01              From and after the Commencement Date (except as otherwise expressly provided in this Section 6.01), Landlord shall, at its cost and expense:
A.            Elevators and Loading Docks.
(1)            Provide passenger elevator service during Operating Hours on Business Days. During non-Operating Hours, the number of passenger elevators provided by Landlord will be consistent with a class A office building, but not less than one (1) elevator in the elevator bank serving the Premises at all times.
(2)            Provide freight elevator service and loading dock availability from 7:00 a.m. to 5:00 p.m. on Business Days ("Freight Operating Hours").  Outside of Freight Operating Hours, Tenant may reserve, on a "first come first served" basis, one (1) freight elevator and one (1) loading dock for its exclusive use, subject to availability.  Tenant shall pay Landlord's Charge for the use of the freight elevator and for loading dock personnel during such times outside of Freight Operating Hours.  Notwithstanding anything herein contained to the contrary, in connection with Tenant's move in to the Building and the delivery of furniture and equipment thereto outside of Freight Operating Hours, Landlord shall provide up to twenty-six (26) car-hours of free overtime freight and passenger elevator service and use of the loading dock in connection therewith.
B.            Maintain and keep in good order and repair the Building's central heating, ventilating and air conditioning system installed by Landlord, collectively the "HVAC System".  The aforesaid system will be operated by Landlord during Operating Hours on Business Days.  Landlord shall not be liable to Tenant if the HVAC System fails to perform, if such failure is the result of any act (including any Alteration) or negligence by Tenant or the result of Landlord's compliance with any Legal Requirement enacted after the Execution Date.  Tenant understands that, in the absence of any Supplemental HVAC System, if the electricity demand load exceeds a total of seventy-three (73) kilowatts for the Premises, that the HVAC System will not be able to perform within the Building's design limits and Landlord shall have no liability or obligation as a result thereof.
C.            Provide cleaning services to the Premises and the public portions of the Building on Business Days in accordance with the Cleaning Specifications attached hereto and made a part hereof as Exhibit G.
D.            Furnish water for ordinary lavatory, drinking, pantry and normal office cleaning purposes. If Tenant requires, uses or consumes water for any other purposes, Tenant agrees that Landlord may install a meter or meters or other means to measure Tenant's water consumption, and Tenant further agrees to reimburse Landlord for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord's costs of other means of measuring such water consumption by Tenant.  Tenant shall reimburse Landlord for the cost of all water consumed as measured by said meter or meters or as otherwise measured, including sewer rents, plus an additional three percent (3%).
E.            Maintain the Building in accordance with the standard for Comparable Buildings and promptly and diligently repair and maintain the Building in a good and workmanlike manner as reasonably required, subject to the other provisions of this Lease.
F.            Subject to the Building's security procedures and applicable rules and regulations, provide Tenant with access to the Premises twenty-four (24) hours a day, seven (7) days a week (unless prohibited by applicable Legal Requirement).
G.            Tenant shall at all times comply with, and cause its employees, contractors and invitees to the Premises to comply with, any security guidelines adopted by Landlord, as further set forth on Exhibit H. Tenant acknowledges that security standards adopted by the Landlord may exceed those for Comparable Buildings. Landlord will develop and implement an emergency action plan in accordance with applicable Legal Requirements (currently specified by the New York City Fire Department to be a "Comprehensive (combined) Fire Safety/Emergency Action Plan" pursuant to 3 RCNY Sections 404-01 & 02), and, to the extent not otherwise covered in such emergency action plan, Landlord will prepare and implement a supplement thereto, in consultation with (but without the approval of) Tenant, which supplement will address emergency notification procedures of the Building engineer or manager, Building security personnel, local emergency personnel and Tenant personnel.  Absent Landlord's gross negligence, the risk that any safety or security device, service or program provided by Landlord, if any, with respect to the Building, may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant's Property, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses.  In addition, Tenant acknowledges that Landlord is providing the foregoing emergency action plan and supplement without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such emergency action plan and/or supplement to provide emergency notification service to Tenant even if caused by Landlord's acts or negligence. Tenant acknowledges that Landlord may request, and Tenant shall designate, an employee of Tenant to serve as a Fire Warden or Assistant Fire Warden for the floor.
H.            Permit the cable television company serving the area in which the Building is located to provide (at Tenant's cost and expense and through facilities designated by Landlord) cable television service to the Premises.
I.            Provide an emergency life safety generator system for emergency evacuation of the Building. Tenant acknowledges that (i) such emergency generator back-up to Tenant is being provided without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such system to provide service to Tenant even if caused by Landlord's acts or negligence and (ii) once the Building has been fully evacuated, Landlord may elect in its sole and absolute discretion to cease the operation of such emergency generator back-up to Tenant.  Tenant acknowledges and agrees that such emergency power shall be used only to provide power to the path of egress emergency lighting in the Premises.
6.02              Landlord reserves the right to temporarily interrupt, curtail or suspend the services required to be furnished by Landlord under this Article 6 or elsewhere under this Lease at any time when the necessity therefor arises by reason of Force Majeure, repairs and maintenance, mechanical breakdown, when required by any Legal Requirement and/or on account of alterations or improvements reasonably deemed necessary or desirable by Landlord for the benefit of the Building or any portion(s) thereof.  Landlord shall endeavor to provide Tenant with a Notice not less than five (5) Business Days prior to all scheduled repairs and maintenance affecting the Office Space and Tenant's use thereof.  Except as otherwise in this Lease expressly provided, Landlord shall have no liability to Tenant as a result thereof.  Landlord shall use commercially reasonable efforts to coordinate all scheduled repairs and maintenance with Tenant so as to minimize interference with Tenant's operations.
6.03              If Tenant shall require HVAC service at any time other than during Operating Hours, Landlord shall furnish such service (herein called "After Hours HVAC Service") upon advance written notification from Tenant as specified below and Tenant shall pay, as additional rent the rates for After Hours HVAC Service on a per hour basis equal to Landlord's Charge therefor on Landlord's demand, as set forth in Exhibit D attached hereto.  Requests for After Hours HVAC Service may be made through the base Building management office by a person(s) designated by Tenant as authorized to make such requests before 4:00 p.m. on a non-holiday weekday for such weekday and at least twenty-four (24) hours prior to a holiday or weekend.  Subject to union requirements, there shall be no minimum number of hours for which After Hours HVAC Service is required.
6.04              Notwithstanding anything in this Lease to the contrary, Landlord agrees that Tenant may install, subject to Landlord's election right set forth in the following sentence, at Tenant's sole cost and expense, in accordance with, and subject to, the applicable provisions of this Lease, an additional HVAC system (hereinafter referred to as the "Supplemental HVAC System") in the Premises to service the same. Notwithstanding the foregoing, Landlord may elect (at its sole discretion and upon notice from Tenant of its desire to install a Supplemental HVAC System) to install the Supplemental HVAC System, at Tenant's sole cost and expense, and in which case such installation shall be (x) deemed a Selected Excess Item or Additional Work (if said installation is in connection with Landlord's Work) at a cost equal to the WL Charge therefor, or (y) at a cost equal to Landlord's Charge in all other cases.  The costs of installation (including connection to any condenser water source but excluding any so-called "tap-in" charges), maintenance and operation (including, without limitation, electricity costs in accordance with Section 7.01 below) of the Supplemental HVAC System shall be borne by Tenant.  Landlord agrees that it shall not charge any fee to Tenant for connecting into the Building's condenser water system, except as provided in Section 6.05 below.  Any Supplemental HVAC System shall be located wholly within the Premises, except for any connection to any condenser water source.  All facilities, equipment, machinery and ducts installed by (or on behalf of) Tenant in connection with the Supplemental HVAC System shall (a) be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed, (b) comply with Landlord's reasonable requirements as to installation, maintenance and operation, and (c) comply with all other applicable terms, covenants and conditions of this Lease.  Landlord shall provide to Tenant without additional charge such space in the core or within ceiling plenums solely for the purpose of running pipes from the Supplemental HVAC System to the Building's condenser water risers.  Landlord shall have no liability to Tenant for any interruption in service of the Supplemental HVAC System (if any) for any cause whatsoever, except as otherwise expressly provided in this Lease.  Tenant acknowledges that such Supplemental HVAC System is being provided without compensation or other consideration and Tenant hereby agrees to irrevocably waive and release Landlord from any and all obligations or liability whatsoever for any damage, cost or expense incurred by or on behalf of Tenant due to, or caused by, the failure or inability of such system to provide service to Tenant except if caused by Landlord's gross negligence or willful misconduct.
6.05              Landlord shall make condenser water available to support Tenant's Supplemental HVAC System in the amount of up to thirteen (13) tons, and Tenant acknowledges that if it elects to install a Supplemental HVAC System it shall pay for such tons of condenser water actually furnished, in the amount of the connected tonnage of such Supplemental HVAC System, at a rate set forth in Exhibit D attached hereto.  If Tenant requires more than the number of tons made available for its use pursuant to the foregoing, Tenant shall deliver a written notice to Landlord with respect thereto, provided such additional tonnage is then available in Landlord's sole and absolute discretion, taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord's existing and future needs in the operation of the Building.  Commencing on the latter of (a) the Commencement Date or (b) the date the Tenant requests the installation of the Supplemental HVAC System (but prorated on a per diem basis with respect to a partial month), Tenant shall pay to Landlord, as Recurring Additional Rent, one twelfth (1/12th) of the annual charge hereunder for any condenser water furnished by Landlord as set forth above, except however, in the event Landlord shall agree to make available additional condenser water in excess of any initially available amount, such charge shall instead commence upon the latter of (x) the Commencement Date or (y) Landlord's agreement to make available additional tonnage.  In no event shall the aggregate amount of tons of condenser water furnished to Tenant pursuant to the foregoing be less than the cumulative connected tonnage of Tenant's Supplemental HVAC System.
6.06              The terms and provisions set forth in Exhibit O-1 attached hereto are incorporated by reference herein as if set out in full in this Article 6.

ARTICLE 7

ELECTRIC
7.01            Electrical Service.
A.            Subject to the other provisions of this Article 7 and Exhibit O-2 attached hereto, Landlord represents that the Building design limits shall be capable of furnishing to the Premises beginning upon the Commencement Date, through the distribution facilities to be installed by Landlord, an electricity demand load of seven (7) watts per "usable square feet" alternating electric current, exclusive of electricity required to operate the base Building systems (including the HVAC system, both in the central plant and to the DX Units).  Such services shall be provided at an electrical panel in the base Building electrical closets, distributed therefrom to the Premises as required by Building Standards and the first sentence of Section 7.01B.  Landlord shall furnish, at Tenant's expense in accordance with Section 7.01D, to the DX Units, through the distribution facilities to be installed by Landlord in the Building, alternating electric current in a type and amount required to operate the DX Units serving the floor of the Premises.
B.            Except with respect to emergency power as set forth in Section 6.01I and power to the DX Units serving the floor of the Premises, the electric current for the Premises (and any electricity furnished by any supplemental bus duct taps, separate risers and/or any other items installed in accordance with the terms of the second (2nd) sentence of Section 7.02 hereof) shall be measured by submeter(s) with coincident demand (and shall be billed as if there was only one (1) submeter provided therefor in the aggregate), installed and maintained by Landlord, at its cost and expense, at such location(s) reasonably selected by Landlord, and beginning upon the Commencement Date Tenant shall pay monthly to Landlord such amounts (which shall be computed by using the Electric Rates), on the basis of Tenant's consumption of/demand for alternating current in the foregoing areas, provided, however, and pursuant to the provisions in Section 7.01D hereof, that Tenant shall pay to Landlord, as Additional Rent, a monthly amount for its proportionate share of the electrical charge for the DX Units serving the the floor of Premises.  Notwithstanding the foregoing, (a) Tenant shall not be obligated to pay any electricity charges for any emergency power in accordance with the terms of clause (c) of Section 6.01I hereof and (b) the submeter(s) for any supplemental bus duct taps, separate risers and/or any other items installed at Tenant's request in accordance with the terms of the second (2nd) sentence of Section 7.02 hereof may not be measured with coincident demand (it being agreed that Tenant shall pay Landlord as additional rent for the cost of the installation and maintenance thereof, which cost shall be equal to Landlord's Charge therefor).
C.            Subject to the terms of Article 10 hereof, Landlord and its agents shall have the right to enter the Premises (and all other accessible parts of the core on the floor of the Premises) to access the electric closets and the meters at reasonable times after delivery of a reasonable prior Notice to Tenant, which may be oral (except in the event of an emergency, when no such Notice or oral Notice shall be required).  Tenant shall supply, at Tenant's cost, adequate electric lighting and electric power to Landlord or Landlord's contractors to clean and make repairs in the Premises.
D.            Tenant shall, commencing as of the Commencement Date, pay to Landlord within twenty (20) days after demand therefor, as Additional Rent, Tenant's proportionate share (it being agreed that such proportionate share shall be deemed to be 56.53%) of the consumption of, or demand for, alternating current for the DX Units serving the floor of the Premises between the hours of 6:00 A.M. and 6:00 P.M. New York City time on Business Days, of the actual sub-metered electricity, such cost to be computed using the Electric Rates.
7.02            Capacity.  Tenant's use of electrical energy shall never exceed the capacity of the then existing feeders to the Building or the then existing risers or wiring installation serving the Premises set forth in Section 7.01 hereof.  In order that personal safety and property of Landlord and the tenants and occupants of the Premises and the Building may not be imperiled by the overtaxing of the capacity of the electrical distribution system of the Premises or the Building, and to avert possible adverse effect upon the Building's electrical system, Tenant shall not, without prior consent of Landlord upon and subject to the applicable terms of this Lease, make or perform or permit any changes in or Alterations to wiring installations or other electrical facilities in or serving the Premises (as such installations or facilities shall be indicated by the final electrical plans submitted by Landlord to Tenant in connection with Landlord's Work).  Landlord, its agents, engineers and consultants may survey Tenant's electrical use from time to time, upon prior Notice and in coordination with Tenant so as to minimize interference with Tenant, and at Landlord's expense, to determine whether Tenant is complying with its obligations under this Article 7.  At such time as Tenant shall surrender any portion of the Premises to Landlord, including pursuant to the terms of Article 8 hereof, Tenant at its expense shall redistribute any electricity to the extent necessary so that such portion has an electrical capacity proportional to the reconfigured Premises in compliance with the terms of this Article 7.
7.03            Limitation on Liability.
(a)            Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the electrical energy furnished to the Premises or if the quantity or character of the electrical energy is no longer available or suitable for Tenant's requirements, except for any actual damage suffered by Tenant by reason of any such failure, inadequacy or defect to the extent caused by Landlord's gross negligence or willful acts, and then only after prior actual Notice has been given to Landlord.
(b)            In addition to the foregoing, Landlord shall have the right, by the delivery of five (5) Business Days' prior Notice to Tenant (except in the event of an emergency, in which event such Notice to Tenant shall be delivered as soon as reasonably feasible under the circumstances) to "shut down" electrical energy to the Premises when necessitated by the need for repairs, Alterations, connections or reconnections, with respect to the Building electrical system (singularly or collectively, "Electrical Work"), regardless of whether the need for such Electrical Work arises in respect of the Premises, any other tenant space, or any Building Common Areas.  Landlord shall have no liability to Tenant for any loss, damage, or expense which Tenant may sustain due to such "shut down" or Electrical Work.  Landlord shall, at Landlord's expense, use commercially reasonable efforts to (i) coordinate all scheduled shut downs with Tenant and (ii) minimize any interference with Tenant's ordinary conduct in the Premises.
7.04            Electric Rates.  As used in this Lease the term "Electric Rates" shall mean:
(a)            so long as the Net Lessor purchases electricity from the NYPA, the NYPA SC-69 low tension rate (or the low tension rate under any successor NYPA tariff to SC-69) plus an additional three percent (3%).  Landlord is deemed the agent of Net Lessor to collect any payments due hereunder on account of electricity purchased from NYPA.  Landlord agrees that it will not arbitrarily terminate (and will cause the Port Authority not to arbitrarily terminate) the agreements by which the Building obtains electricity from NYPA.
(b)            at any time the Net Lessor does not purchase electricity from NYPA, one hundred three percent (103%) of the rates at which Landlord then purchases electrical energy from the public utility or any other entity supplying electrical service to the Building (if Landlord currently purchased electrical energy from Consolidated Edison, such rate would be the SC-9 II time of day low tension rate), including any surcharges or charges incurred, or utility taxes or sales taxes or other taxes payable by or imposed upon Landlord in connection therewith, or increase thereof by reason of fuel adjustment, or any substitutions for such rate or additions thereto.  In the event that Landlord, in Landlord's reasonable opinion, finds it necessary to hire an electrical consultant to interpret and/or compute Tenant's electric bills, Tenant shall pay to Landlord all out-of-pocket costs incurred by Landlord with respect to the hiring of such consultant.  Landlord and Tenant acknowledge that they understand that the electric rates, charges, taxes and other costs may be changed by virtue of peak demand, time of day rates, or other methods of billing, and that the foregoing reference to changes in methods or rules of billing is intended to include any such change.
7.05            Termination of Service.  Landlord reserves the right to terminate the furnishing of electrical energy at any time solely if required pursuant to Legal Requirements, upon the delivery of sixty (60) days' prior Notice to Tenant unless such Notice is not feasible under the circumstances, in which event Landlord will give Tenant such reasonable Notice as is possible.  If Landlord shall so discontinue the furnishing of electrical energy, (a) Tenant shall arrange to obtain electrical energy directly from the utility company or other provider furnishing electrical energy to the Building, (b) Landlord shall permit the existing feeders, risers, wiring and other electrical facilities serving the Premises to be used by Tenant for such purpose to the extent that they are available, suitable and safe, (c) from and after the effective date of such discontinuance Landlord shall not be obligated to furnish electric energy to Tenant, (d) such discontinuance shall be without liability of Landlord to Tenant, and (e) Landlord shall, at Tenant's expense equal to Landlord's Charge therefor, install and maintain at locations in the Building selected by Landlord any necessary electrical meter equipment, panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electrical energy directly from the utility company or other provider supplying the same.  Landlord, at its option, before commencing any work to be paid for by Tenant hereunder or at any time thereafter, may require Tenant to furnish to Landlord such security, whether by surety bond issued by a corporation licensed to do business in New York State or otherwise, reasonably satisfactory to Landlord, in form and amount as Landlord shall deem reasonably necessary to assure the payment for such work by Tenant.  If Landlord shall discontinue furnishing electrical energy to Tenant pursuant to this Section, then provided that Tenant is using diligent efforts to obtain electrical energy directly from the utility supplying the same to the Building, Landlord agrees, to the extent feasible, not to terminate the furnishing of electrical energy to Tenant until Tenant succeeds in procuring same directly from the utility, unless Landlord is prohibited from doing so by any applicable legal or insurance requirements. Tenant shall promptly provide Landlord with a copy of each electric utility bill of Tenant if Tenant should become a direct customer of the utility company or other provider servicing the Building.
7.06            Taxes.  In the event that any tax (exclusive of any income taxes) shall be imposed upon Landlord's receipts from the sale, use or resale of electrical energy to Tenant and paid by Landlord, the pro rata share allocable to the electrical energy service received by Tenant shall be passed onto, included in the bill of, and paid by Tenant if and to the extent not prohibited by applicable Legal Requirements.
7.07            Bulbs, Ballasts, Etc.  Landlord shall, at Landlord's option, furnish and install all replacement lighting, tubes, lamps, starters, bulbs and ballasts required in the Premises and Tenant shall pay to Landlord (or its designated contractor) Landlord's Charge therefor as additional rent within twenty (20) days after delivery of an invoice therefor.

ARTICLE 8

ASSIGNMENT, SUBLETTING, MORTGAGING
8.01
A.            General Clause.  Except as otherwise expressly provided herein, Tenant or its legal representatives will not by operation of law or otherwise, assign (in whole or in part), mortgage or encumber this Lease, or sublet or permit the Premises or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance.  Landlord's consent to any assignment or subletting, whether by Tenant or any other tenant in the Building, shall not be a waiver of or constitute a diminution of Landlord's right to withhold its consent to any other assignment or subletting and shall not be construed to relieve Tenant from obtaining Landlord's express written consent to any other or further assignment or subletting (to the extent that such consent shall be expressly required hereunder).  Such reasonable third party attorneys' fees as may be incurred by Landlord in connection with any proposed or actual assignment or subletting (whether or not Landlord's consent thereto shall be required) shall be paid by Tenant.
B.            Notice to Landlord.  If Tenant or its legal representatives desires to assign this Lease or sublet all of the Premises, Tenant shall, in all events prior to any marketing of such space, deliver Notice to the then managing agent of the Building of its desire to assign or sublet, and such Notice shall set forth all of the financial and other material terms and conditions of the proposed transaction by which Tenant is prepared to enter into an assignment or sublease (the "Assignment/Sublet Notice").  Promptly after Landlord's receipt of the Assignment/Sublet Notice (and provided that such Assignment/Sublet Notice shall expressly request that Landlord furnish such information), Landlord shall furnish to Tenant a Notice setting forth with reasonable specificity the uses and proposed occupants that do not then comply with the terms of any other direct lease of any portion of the Building Office Space, including, without limitation, if such proposed occupant is an Executive Suite Competitor or a Specific Competitor.  Landlord's rejection of a proposed assignment or subletting that does not comply with the terms of any other direct lease of any portion of the Building Office Space shall be deemed to be reasonable.  For the purposes of this Article 8, the phrase "marketing of space" or words of similar import shall mean the circulating of information with respect to such space and the terms of its availability to any third party (including listing such space with brokers or a listing company such as Costar or distributing a broker flyer by electronic mail or otherwise).  Upon obtaining a proposed assignee or subtenant upon acceptable terms, Tenant shall submit to Landlord in writing:  (i) the identity and address of such assignee or sublessee and its major shareholders, key members, partners, principals, and executive officers or managers; (ii) the nature and character of the business which the proposed assignee or sublessee will conduct in the Premises; (iii) the most recent two (2) years of financial statements from such proposed assignee or sublessee (or a proposed guarantor) in a form reasonably acceptable to Landlord; (iv) a fully executed copy of the proposed assignment or sublease setting forth all of the material financial terms and conditions of the proposed transaction, which assignment or sublease shall expressly state that such transaction is conditioned upon Landlord's rights and consent as provided in this Article 8 (or a term sheet setting forth all of the material financial terms and conditions of the proposed transaction (including the proposed effective date thereof, which shall not be sooner than one hundred ninety (90) days following the date of submission to Landlord of all of the required information hereunder with respect thereto) which shall have been executed by Tenant or Tenant's broker, and the proposed assignee or subtenant, or the broker of such proposed assignee or subtenant, as the case may be); and (v) any other information concerning the assignment or sublease which Landlord may reasonably request (collectively the "Assignment/Sublet Documentation").
As a condition to the effectiveness of any proposed sublease or assignment (as the case may be) with respect to which (i) Landlord has agreed to grant its consent in accordance with the terms of this Section 8.01B hereof and (ii) Tenant delivered to Landlord a term sheet (as opposed to an executed copy of the proposed assignment or sublease, as the case may be), the parties agree that (a) none of the material financial terms in the fully executed copy of the sublease or assignment (as the case may be) delivered to Landlord may vary from the corresponding term set forth in the term sheet theretofore delivered by Tenant to Landlord with respect thereto by more than a de minimis extent, (b) Landlord shall not be obligated to execute its written form of consent with respect to any such assignment or sublease (as the case may be) prior to Landlord's receipt of a true and correct copy of the fully executed copy of the sublease or assignment (as the case may be), (c) Tenant shall deliver to Landlord a true and correct copy of the fully executed copy of the sublease or assignment (as the case may be) within ten (10) days after such agreement has been executed, but no later than twenty (20) days prior to the commencement date of the term of such sublease or the effective date of such assignment (as the case may be) and (d) Tenant and the proposed assignee or subtenant (as the case may be) must unconditionally (subject to compliance with the terms of this Article 8) execute and deliver such assignment or sublease, as the case may be (and deliver to Landlord a true and complete copy thereof), within ninety (90) days following the date upon which Landlord agreed to grant its consent in accordance with the terms of this Section 8.01B, it being agreed that if Tenant fails to so timely deliver to Landlord such fully executed assignment or sublease (as the case may be), Tenant shall be obligated to again fully comply with all of the terms of this Article 8 with respect to such proposed transaction.
C.            Recapture.  Landlord shall have the option, to be exercised within sixty (60) days from the receipt of all of the Assignment/Sublet Documentation (i) to cancel this Lease in its entirety, provided that Landlord shall only have the right to cancel this Lease in its entirety if the proposed sublease (whether for a portion of or the entire Premises) shall provide for a term equal to substantially all of the then remaining Term of this Lease; or (ii) to require Tenant to execute and deliver a sublease to Landlord (or its designee) for the entire term of such sublease or, at Landlord's election, the balance of the Term hereof, upon the same financial terms (and the same effective date) as submitted by Tenant to Landlord (except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary herein) pursuant to a form prepared by Landlord's counsel, except that (solely with respect to clause (ii) above) (a) Landlord shall have the unrestricted right to assign such sublease or further sublet and/or alter the Premises, it being agreed that Landlord and any assignee or sub-sublessee thereof of any tier shall have no obligation to restore any such alterations, (b) Tenant shall not be entitled to any portion of any profit, rent or other sums received by Landlord or its designee in connection with the subleasing thereof, (c) Landlord shall have no obligation to furnish any security deposit to Tenant, (d) any assignment or subletting by Landlord or its designee may be for any purpose or purposes that Landlord shall deem suitable or appropriate, (e) if, as determined by Landlord, Fixed Rent and Recurring Additional Rent and other additional rent payments under the proposed sublease are greater than the Fixed Rent and Recurring Additional Rent and other additional rent payments under this Lease, then the Fixed Rent and Recurring Additional Rent and other additional rent payments under the sublease to Landlord (or its designee) pursuant to clause 8.01C(ii) above shall be at the rates set forth in this Lease and (f) during the term of such sublease Landlord shall issue a monthly credit to Tenant hereunder equal to the monthly Fixed Rent and Recurring Additional Rent payable to Tenant by Landlord or its designee pursuant to the terms of such sublease, although Tenant shall continue to be responsible for the balance of the Fixed Rent, Recurring Additional Rent and additional rent due hereunder during the term of such sublease.  Tenant may not assign this Lease, nor sublet the Premises, if Tenant is then in default under this Lease beyond applicable notice or cure periods.  In addition, Tenant may not request Landlord to consider and/or approve any proposed assignment or subletting if Tenant is then in default under this Lease beyond applicable notice or cure periods.  Tenant acknowledges that Landlord's recapture right set forth in Section 8.01(C)(ii) above shall be applicable for the entire Term, notwithstanding the fact that Tenant's request to sublease may be for a period which is less than the Term.
D.            Consent of Landlord.  If Tenant has complied with the provisions of Section 8.01B hereof and Landlord has not exercised any of its foregoing options within the time period set forth above, Landlord's consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed, and shall be given within thirty (30) days of Landlord's receipt of the Assignment/Sublet Documentation; provided, however, that Landlord may withhold consent thereto if in the reasonable exercise of its judgment Landlord determines that:
(1)          The financial condition of the proposed assignee or sublessee (taking into account any security deposit and/or guaranties delivered in connection therewith and any other relevant factors) is insufficient or not consistent with the obligation and responsibility undertaken by the proposed assignment or sublease;
(2)          The proposed business to be conducted in the Premises is not appropriate for the Building or in keeping with the character of the existing tenancies, or the use does not comply with the terms of Section 5.01 of this Lease or the terms of any other direct lease of any portion of the Building Office Space or the proposed occupant (or its affiliate) is a competitor of Landlord or another Landlord Entity in the ownership and/or management of office buildings;
(3)          The nature of the occupancy of the proposed assignee or sublessee will cause a materially greater density of employees or traffic or make greater demands on the Building's services or facilities than that made by Tenant;
(4)          Tenant proposes to assign or sublet to (x) one who at the time is a tenant (or subsidiary or affiliate of a tenant) or a party in possession of premises in the Building or (y) one with whom Landlord is negotiating for a lease of space in the Building, or has delivered to, or received from, within the immediately preceding one hundred twenty (120) day period, a written offer, proposal, term sheet, letter of intent or draft lease;
(5)          The assignee or sublessee shall have or enjoy diplomatic immunity;
(6)          Such proposed subletting would result in the Premises being divided into more than three (3) units; or
(7)          Any combination of the foregoing conditions exists.
8.02              No Further Assignment and Sublease.  If this Lease shall be assigned to an entity which is not a Related Entity or the Premises sublet in accordance with this Article, such assignee or sublessee shall not be permitted to further assign or sublet in whole or in part except as expressly herein provided otherwise.
8.03              Collection of Rent.  If the Premises shall be sublet or occupied by any person or persons other than Tenant, Landlord may, after default by Tenant beyond applicable notice or cure periods, collect rent from the sublessee or occupant and apply the net amount collected to the rent herein reserved, but no such subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance of the sublessee or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.
8.04              Assignments of this Lease.  Except as otherwise expressly provided in Section 8.06(4) hereof, (a) each permitted assignee shall assume, and be deemed to have assumed, this Lease as to all liability accruing hereunder from and after the effective date of such assignment and shall be and remain liable jointly and severally with Tenant for the payment of the Fixed Rent and additional rent due hereunder from and after the effective date of such assignment and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed for the Term from and after the effective date of such assignment and (b) no assignment shall be effective unless Tenant shall promptly deliver to Landlord a duplicate original of the instrument of assignment, in form reasonably satisfactory to Landlord, containing a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent prior thereto.  If this Lease shall be assigned, or if the Premises shall be sublet or occupied by any person or persons other than Tenant, no such assignment or sublease shall be deemed a waiver of the covenants in this Article, nor shall it be deemed a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.
8.05              Profit Sharing.  Fifty percent (50%) of any rentals and/or consideration paid or payable by the assignee or sublessee in excess of the rentals reserved and/or payable under this Lease shall be paid by Tenant as and when received by Tenant to Landlord as additional rent, deducting from such excess, the reasonable expenses proven to have been incurred by Tenant in effecting the assignment or sublease. Said reasonable expenses shall include (i) marketing and brokerage fees, (ii) attorneys' fees and disbursements, (iii) reasonable concessions to the assignee or sublessee, including free rent and work contributions to the assignee or subtenant, (iv) the costs incurred in connection with alterations (including construction of demising walls and other costs and expenses actually incurred by Tenant in connection with the separation of space in the case of a partial sublease), decorations and installations made by Tenant pursuant to its subject assignment or sublease to prepare the space for occupancy by the assignee or sublessee, and (v) any costs paid to Landlord in obtaining Landlord's consent to the assignment or sublease.  Consideration paid to Tenant shall include any consideration paid for or on account of any leasehold improvements, furnishings, equipment and/or other personal property in the Premises which are in excess of the then fair market value thereof as shown on Tenant's books and records.  If part of the consideration for such sublease or assignment shall be payable in other than in cash, Landlord's share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.
8.06              Miscellaneous.  Anything herein contained to the contrary notwithstanding:
(1)          Tenant shall not list or advertise its space for assignment or subletting setting forth a rental rate lower than the then Building rental rate for such space.  The foregoing shall not preclude Tenant from consummating a transaction at a rental rate lower than the then Building rental rate for such space.  All marketing materials utilized in connection with any assignment or sublease of all or any portion of the Premises shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.
(2)          Subject to the terms of Section 8.06(4) hereof, a transfer of fifty percent (50%) or greater interest (whether stock, partnership or otherwise) of Tenant or any permitted sublessee or assignee of this Lease shall be deemed to be an assignment of this Lease or such sublease, however accomplished, and whether in a single transaction or in any series of transactions, related or unrelated, to which the provisions this Article shall apply.  However, the transfer of outstanding capital stock of any corporate tenant, for purposes of this Article, shall not include sale of such stock by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934 as amended, and which sale is effected through "over-the-counter market" or through any recognized stock exchange.
(3)          A so-called "take-over" agreement (i.e., an agreement executed in connection with the delivery by Tenant of another lease where another entity agrees to become responsible for all or a portion of Tenant's obligations under this Lease without actually entering into an assignment or sublease) shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 8, including the requirement that Tenant obtain Landlord's prior consent thereto in each instance.
(4)          Tenant may, without the consent of Landlord, and without being subject to Landlord's right of termination or recapture, (A) sublet the Premises or assign this Lease to any Subsidiary, Parent Company or Affiliate of Tenant or (B) assign this Lease (it being agreed that any assignment of this Lease by the consummation of any merger, consolidation or purchase pursuant to the terms of this clause (B) shall be pursuant to a deemed assignment of this Lease by operation of applicable Requirements of Law) to any Subsidiary, Affiliate, or successor by merger or consolidation or to a purchaser of all or substantially all of Tenant's stock (or other equity interests) or assets (such successor or purchaser being herein called a "Successor"), but only if (x) in the case of an assignment to a Successor, such Successor has a net worth (exclusive of intangibles, including goodwill) on the date immediately following the effective date of such assignment computed in accordance with GAAP equal to or greater than the net worth (exclusive of intangibles, including goodwill) of Tenant on the date immediately prior to the effective date of such assignment computed in accordance with GAAP, which shall be evidenced by certified financial statements prepared by Tenant's and such Successor's independent certified public accountants (if such certified financial statements are regularly prepared therefor by a certified public accountant) or  reasonably detailed uncertified financial statements (if certified financial statements are not regularly prepared therefor by a certified public accountant), and (y) in the case of a merger, consolidation or transfer of assets, such merger, consolidation or transfer of assets is not effected for the primary purpose of transferring this Lease.  The reorganization (including tax restructuring) of Tenant or a sale or transfer by the majority shareholder of Tenant of all or any part of such majority shareholder's interest in Tenant to an Affiliate of the majority shareholder, provided that in each instance (aa) the underlying principals of Tenant do not change and (bb) the principal purpose of such reorganization or transfer is not to transfer the Lease or circumvent the provisions of this Article 8, shall not be deemed an assignment hereunder and shall be permitted without the consent of Landlord.  For purposes of this Section, a "Subsidiary," "Parent Company" and "Affiliate" of Tenant shall mean the following:  (a) "Subsidiary" shall mean a corporation or other entity not less than fifty-one percent (51%) of whose outstanding capital and voting stock (or other equity interest therein, as the case may be) shall, at the time, be owned directly or indirectly, by Tenant; (b) "Parent Company" shall mean any corporation or other entity which shall own, directly or indirectly, at least fifty-one percent (51%) of the outstanding capital and voting stock (or other equity interest therein, as the case may be) of Tenant at the time; and (c) "Affiliate" shall mean any corporation or other entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant.  For this purpose, "control" shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the outstanding stock if a corporation, or other equity interest if not a corporation, and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise.  No such assignment or sublease shall be permitted or effective if Tenant is then in default under this Lease beyond the expiration of any applicable notice or cure periods and unless (i) Tenant delivers to Landlord at least ten (10) days' prior Notice of such assignment or sublease (it being agreed that in the case of an assignment to a Successor, (X) Tenant shall endeavor to deliver to Landlord at least ten (10) days' prior Notice of such assignment subject to any applicable confidentiality requirements and applicable Requirements of Law, and subject to the foregoing, Tenant shall deliver such Notice to Landlord promptly following such transaction and (Y) such Notice shall be accompanied by the proof set forth above that the net worth of such Successor is in compliance with the terms of this Section 8.06(4)), (ii) in the case of an assignment or subletting to a Subsidiary, Parent Company or Affiliate, (1) such Notice shall be accompanied by proof reasonably acceptable to Landlord that such assignee or sublessee (as the case may be) is then a Subsidiary, Parent Company or Affiliate of Tenant and (2) such assignee or sublessee (as the case may be) remains a Subsidiary, Parent Company or Affiliate of Tenant for at least twelve (12) consecutive months immediately following such assignment or sublease; it being agreed that the rights granted to Tenant pursuant to this Section 8.06(4) shall only be granted on the condition that such assignee or sublessee (as the case may be) shall remain a Subsidiary, Parent Company or Affiliate of Tenant for at least twelve (12) consecutive months immediately following such assignment or sublease, and if such assignee or sublessee (as the case may be) shall fail to remain a Subsidiary, Parent Company or Affiliate of Tenant for at least twelve (12) consecutive months immediately following such assignment or sublease, the rights accorded to Tenant by this Section 8.06(4) shall not apply and Tenant shall promptly comply with all of the terms and conditions of this Article with respect to such assignment or subletting, (iii) such assignee assumes all of Tenant's obligations hereunder (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above) pursuant to an agreement in form and substance reasonably satisfactory to Landlord and (iv) Tenant gives Landlord a signed copy of the final assignment or sublease within ten (10) days after it is fully executed and delivered by all parties thereto (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above).  No such assignment or sublease by Tenant shall be deemed to release Tenant from any of its obligations and liabilities hereunder.  The profit-share rights of Landlord set forth in Section 8.05 hereof shall not be applicable with respect to any assignment or sublease effected pursuant to the terms of this Section 8.06(4).
8.07              Subleases.  With respect to each and every sublease or subletting pursuant to the provisions of this Lease, it is further agreed as follows:
(a)            no subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease;
(b)            no sublease shall be valid, and no sublessee shall take possession of the Premises (or any portion thereof), until an executed counterpart of such sublease has been delivered to Landlord and approved by Landlord (where such approval is required), which approval shall not be unreasonably withheld or delayed;
(c)            each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of termination, re‑entry or dispossess by Landlord under this Lease, Landlord may, at its option, either terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month's rent; and
(d)            any modification, amendment or extension of a sublease previously consented to by Landlord (except for a termination of the sublease, a decrease in the length of the term thereof or a de minimis modification or amendment not altering any of the material financial terms of such sublease) shall be subject to Landlord's approval, not to be unreasonably withheld or delayed.
8.08              Indemnity.  Subject to the applicable terms of Section 16.01 hereof, Tenant hereby indemnifies Landlord from and against any liability asserted against Landlord and all other Landlord Parties (a) for any brokerage commission with respect to any assignment or sublease (or proposed assignment or sublease) by Tenant or any party claiming through Tenant and (b) following the exercise by Landlord of its termination or recapture rights hereunder with respect to any proposed assignment or sublease by Tenant or any party claiming through Tenant.  This Section shall survive the expiration or sooner termination of this Lease.
8.09              Transactions with other Tenants.  Notwithstanding anything herein to the contrary, in no event may another tenant or occupant of the Building assign its lease to Tenant, sublet all or any portion of its space in the Building to Tenant or otherwise permit Tenant to occupy all or any portion of its space in the Building without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion, and any such purported assignment, sublease or occupancy without such consent shall be null and void.
8.10              Trademark Issues.  Notwithstanding anything herein to the contrary, all subtenants and other occupants of all or any portion of the Premises shall be subject to the terms of Section 30.15 hereof.

ARTICLE 9

SUBORDINATION, ESTOPPEL CERTIFICATE
9.01              Landlord's right, title and interest in and to its leasehold estate and to the Building are derived from and under the Net Lease.
9.02              A.  Subject to the other terms of this Section 9.02, this Lease is and shall be subject and subordinate in all respects to (a)  the REOA, (b) the Net Lease and any other ground leases, overriding leases and underlying leases of the Land and/or the Building hereafter existing, (c) all mortgages which may now or hereafter affect the Land and/or the Building and/or such leases, and to each and every advance made or hereafter to be made under such mortgages, and (d) all renewals, modifications, consolidations, replacements and extensions of such leases or mortgages.  This Section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant agrees to promptly execute and deliver any reasonable instrument that Landlord and/or any present or future Superior Mortgagee and/or Superior Lessor may request to evidence such subordination.  The lease(s) to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article are hereinafter sometimes called "Superior Lease(s)," and references to Superior Lessors are intended to include the successors in interest of Superior Lessors and their successors in interest as may be appropriate.  The mortgage(s) to which this Lease is, at the time referred to, subject and subordinate and any modifications, extensions or replacements thereof are hereinafter sometimes collectively called "Superior Mortgage(s)," and references to Superior Mortgagees are intended to include the successors in interest of Superior Mortgagees and their successors in interest as may be appropriate. Landlord hereby represents and warrants to Tenant that (i) neither the Net Lease nor the REOA shall affect either Tenant's right and obligations under this Lease or Landlord's obligations to Tenant under this Lease and (ii) none of the terms of the Net Lease or the REOA shall be incorporated herein; accordingly, in the event of any conflict between the Net Lease and/or REOA and the terms of this Lease, the terms of this Lease shall control.
B.            Except for security deposits, any other amounts deposited with Landlord or with any mortgagee in connection with the payment of insurance premiums and other similar charges or expenses having a billing period in excess of one (1) month but not more than twelve (12) months, and except for any prepayments of additional rent made in accordance with the terms of Article 4 of this Lease, Tenant shall not pay Fixed Rent or additional rent due hereunder for more than one (1) month in advance.
9.03              Landlord represents to Tenant that as of the Execution Date, there are no Superior Mortgages which currently encumber or otherwise affect the Land and/or Building, and the Net Lease is the only Superior Lease encumbering or otherwise affecting the Land and/or Building.  In the event of a termination of the Net Lease or any other Superior Lease, or if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any Superior Mortgage or if any Superior Mortgagee acquires a lease in substitution therefor, then (i) this Lease shall not terminate or be terminable by Tenant and (ii) this Lease shall not terminate or be terminable by any subtenant or successor thereto unless Tenant is specifically named and joined in any such action and unless a judgment is obtained therein against Tenant.  Nothing contained herein shall be deemed to limit or qualify the rights of any Superior Mortgagee, including its right to request a new lease pursuant to the Net Lease.
9.04              In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, Tenant shall not exercise such right (i) until it has given written notification of such act or omission to each Superior Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (ii) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notification (which reasonable period shall be the later of one hundred twenty (120) days following the giving of such notification or the period to which Landlord would be entitled under this Lease or otherwise, after similar Notice), to effect such remedy, provided, that such Superior Mortgagee or Superior Lessor shall promptly give Tenant written notification of intention to, and commence and with due diligence continue to, remedy such act or omission.
9.05              In the event of a termination of any Superior Lease, or if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any such mortgage, or if the holder of any such mortgage acquires a lease in substitution therefor, then Tenant under this Lease will, at the option to be exercised in writing by the lessor under said Superior Lease or such purchaser, assignee or lessee, as the case may be, (i) attorn to it and will perform for its benefit all the executory terms, covenants and conditions of this Lease on Tenant's part to be performed with the same force and effect as if said lessor or such purchaser, assignee or lessee, were the landlord originally named in this Lease, or (ii) enter into a new lease with said lessor or such purchaser, assignee or lessee, as landlord, for the remaining portion of the Term and otherwise on the same terms and conditions and with the same executory options then remaining.
9.06              In the event of the enforcement by any Superior Mortgagee of the remedies provided for by law or by any security instrument, Tenant will, upon request of any person succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of said successor in interest, without change in the terms or other provisions of this Lease provided, however, that said successor in interest shall not be bound by (i) any payment of Fixed Rent or additional rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) any amendment or modification of this Lease made without the consent of the holder of such Superior Mortgage or such successor in interest, (iii) any obligation or liability of Landlord thereunder arising prior to the date the holder of such Superior Mortgage shall succeed to the interest of Landlord, (iv) any offset or defense which Tenant may have against any prior landlord, or (v) any work or payment obligation of Landlord.  Upon request by said successor in interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment.  Anything to the contrary in the foregoing notwithstanding, any cancellation, abridgment, surrender, modification or amendment of this Lease not expressly provided for under the terms of this Lease, and made without the prior written consent of the holder of any Superior Mortgage, except as may be permitted by the provisions of any such Superior Mortgage or assignment of leases and rents granted in connection with such Superior Mortgage shall be voidable as against the holder of the Superior Mortgage, at its option.
9.07              If, in connection with obtaining financing for (or condominiumizing of) the Land and/or Building, or of any Superior Leases, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing (or condominiumizing), Tenant will not unreasonably withhold, delay or defer its consent thereto, provided, that such modifications do not, except in an de minimis way, (i) increase the obligations of Tenant hereunder or decrease Tenant's rights hereunder or (ii) adversely affect the leasehold interest hereby created or Tenant's use and enjoyment of the Premises.
9.08              Tenant agrees, at any time and from time to time, upon not more than ten (10) days' prior Notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to the Landlord that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Rent, additional rental and other charges have been paid, and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, and such other information which may, from time to time, be reasonably requested by a Superior Mortgagee or a Superior Lessor or a subtenant or a proposed assignee, it being intended that any such statement delivered pursuant hereto may be relied upon by the Landlord and by any mortgagee or prospective mortgagee of any mortgage affecting the Building or the Building and the Land, and by any landlord under a ground or underlying lease affecting the Land or Building, or both or by any proposed assignee or subtenant.
9.09              Within thirty (30) days following a written request by Landlord from time to time, Tenant shall submit to Landlord a copy of the latest annual financial statement solely of Tenant (i.e., the financial results of Tenant shall not be consolidated with those of any other entity unless required in accordance with GAAP), which financial statements shall be certified by Tenant's independent certified public accountant if such certified financial statements are regularly prepared for Tenant by a certified public accountant, it being agreed that Tenant may deliver to Landlord  reasonably detailed uncertified financial statements if certified financial statements are not regularly prepared for Tenant by a certified public accountant; provided that, notwithstanding the foregoing to the contrary, Landlord and Tenant hereby agree and acknowledge  that the form of financial statements delivered by Tenant to Landlord as of the date hereof shall be deemed to be in compliance with this Section 9.09 and acceptable to Landlord.  At the request of Tenant, Landlord shall deliver a confidentiality agreement to Tenant with respect thereto prepared by Tenant's counsel and reasonably satisfactory to Landlord.
9.10                Landlord and Tenant hereby acknowledge and agree that Net Lessor, after an event of default under the Net Lease shall have occurred and be continuing, may collect rent and all other sums due under this Lease, and apply the net amount collected to the rental payable under the Net Lease, but no such collection shall be, or be deemed to be, a waiver of any agreement, term, covenant or conditions of the Net Lease, the acceptance by the Net Lessor of Tenant as the lessee under the Net Lease, or a release of Landlord from performance of its obligations under the Net Lease.
ARTICLE 10

ENTRY; RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING;
10.01              Work and Access by Landlord.  Subject to the provisions of this Article 10, Tenant shall permit Landlord from time to time to (a) erect, use and maintain pipes, conduits and supports in and through the Premises in concealed locations beneath existing floors, behind or adjoining existing core or perimeter walls or within or adjoining existing column enclosures and above existing ceilings provided the same do not have a material and adverse effect on Tenant's use of the Premises or access thereto and (b) recapture a de minimis portion of the Premises immediately adjacent to existing floors, walls, column enclosures or ceilings to erect, use and maintain pipes, conduits and supports in and through the Premises.  Subject to the provisions of this Article 10, Landlord or its agents or designees shall have the right to enter the Premises (and the cross-corridor and all other accessible parts of the core on the floor of the Premises) in an emergency at any time, and, at other reasonable times upon prior reasonable Notice, for the purpose of making such repairs or alterations to the Premises as Landlord may reasonably deem necessary or desirable or that Landlord shall otherwise have the right to make pursuant to the provisions of this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required for the repairs or alterations above mentioned without liability to Tenant except as otherwise expressly provided herein.  Subject to the provisions of this Article 10, Landlord also shall have the right on reasonable prior Notice to enter the Premises during Operating Hours for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the Building or to prospective mortgagees or to prospective assignees of any such mortgagees.  Landlord and/or its agents or designees shall have the right to enter the Premises at reasonable times to conduct non-intrusive periodic Indoor Air Quality (IAQ) testing in the Premises.   If Tenant is not present to open and permit an entry into the Premises in the event of an emergency, Landlord or Landlord's agents may (subject to the applicable terms hereof) enter the same whenever such entry shall be necessary by master key or forcibly and, provided reasonable care is exercised to safeguard Tenant's Property, such entry shall not render Landlord or its agents liable therefor.  Tenant hereby accepts the conditions set forth in this Article 10 as modifications and limitations on its right to use the Premises and Tenant hereby waives any and all claims for damages to its business which may be caused by the effects of any such work or entry contemplated hereunder, provided that Landlord shall exercise such rights in a commercially manner so as to minimize interference with Tenant's customary operations in the Premises.
10.02              Exhibiting of the Premises.  During the twelve (12) months prior to the expiration of the Term, if the Term shall not have been extended or renewed, Landlord may exhibit the Premises to prospective tenants, upon prior reasonable Notice to Tenant and in coordination with Tenant so as not to unreasonably disrupt Tenant's customary operations in the Premises.
10.03              Additional Work by Landlord.  Landlord (i) shall have the right at any time without incurring any liability to Tenant therefor, to change the arrangement or location of entrances, passageways, doors and doorways, corridors, stairs, toilets and other parts of the Building Common Areas, provided that any such change does not (a) diminish Tenant's means of access to (or egress from) the Premises beyond a de minimis extent or (b) adversely interfere beyond a de minimis extent with the services or facilities furnished or available to the Premises and (ii) may, at any time and from time to time during the Term, perform substantial renovation work in and to the Building and/or the mechanical systems serving the Building (which work may include the repair and/or replacement of the Building's exterior façade, setbacks, elevators, electrical systems, heating, air conditioning and ventilating systems and plumbing system and/or the installation, modification and/or removal of the interim loading dock), any of which work may require in Landlord's reasonable discretion access to the same from within the Premises and/or the erection and maintenance of sidewalk bridges, scaffolding and/or other temporary safety measures whether or not required by applicable Legal Requirements (it being agreed that such work shall be performed by Landlord upon and subject to all of the terms of this Lease).
10.04              Additional Conditions.  Landlord shall use commercially reasonable efforts to minimize interference with Tenant's access and use or occupancy of the Premises in making any repairs, alterations, additions or improvements and in inspecting and exhibiting the Premises.
10.05              Right of Access by Tenant.  Tenant (or its subtenants of any tier, as applicable) shall have, throughout the Term, a right of access through other tenant spaces (and other tenants and their subtenants of any tier, as applicable, shall have a right of access through the Premises) as necessary (including to the cross-corridor and all other accessible parts of the core), to install, service, maintain and repair cables, conduits, risers, piping, etc. running through the Building for which Tenant (or other tenants or subtenants of any tier, as applicable) is (or are) permitted or required to install, service, maintain and repair, provided, that the party desiring access (i.e., Tenant or other tenants or subtenants of any tier, as applicable) shall (a) provide Landlord with a reasonable prior Notice (and the party whose space is affected with reasonable prior written notice) of the need for such access, (b) schedule such access so as to minimize interference with the affected party's business or inconvenience other tenants of the Building, (c) repair, at the accessing party's expense, any damage to the Building or the accessed space arising out of such access and (d) indemnify and hold Landlord and the party whose space is affected harmless from and against any cost, claim, liability, damage or expense (including, reasonable attorneys' fees) incurred by such party as a result of permitting such access and work.  Landlord shall use commercially reasonable efforts to provide access through the Building Common Areas (rather than tenantable areas) on all floors of the Building.
ARTICLE 11

LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES
11.01              Compliance by Tenant.  Except as expressly set forth in the Work Letter and except as expressly provided in this Lease, (i) Tenant shall (or at Landlord's election, Landlord shall), at Tenant's expense (equal to Landlord's Charge therefor, if applicable), comply with all Legal Requirements which shall impose any violation, order or duty upon Landlord or Tenant arising from Tenant's particular manner of use of the Premises (in contrast to use by Tenant for customary office purposes) or any Alterations (or installations made therein by or at Tenant's request or required by reason of a breach of any of Tenant's covenants or agreements hereunder) and (ii) Tenant shall (or at Tenant's election, Landlord shall), at Tenant's expense (equal to Landlord's Charge therefor, if applicable), comply with all Legal Requirements which shall require any improvements or Alterations within the Premises (other than alterations to or replacements of any equipment or facilities installed as part of base Building construction, the costs of which shall be Landlord's sole responsibility).  Tenant shall not be required to comply with any Legal Requirements for so long as Tenant shall be contesting in good faith, through appropriate proceedings brought in accordance with applicable Legal Requirements, Tenant's obligation to comply therewith; provided that Tenant's failure to comply shall have no material adverse effect on Landlord or on other tenants of the Building or shall result in any criminal or other legal proceedings being brought or fines or penalties being issued against Landlord or other tenants of the Building unless Tenant agrees to pay and indemnify, defend and hold harmless Landlord and such other tenants against such fines.  Tenant shall indemnify, defend and hold harmless Landlord and such other tenants against any reasonable out-of-pocket cost or expense incurred by Landlord by reason of such contest by Tenant.  Solely with respect to compliance with all Legal Requirements in connection with Landlord's Work, Landlord at its expense shall make any necessary improvements or Alterations in the Premises (except to the extent caused by any act or omission of Tenant and/or any of its agents, employees and/or contractors), provided that Tenant delivers Notice to Landlord of the necessity therefor no later than twelve (12) months following the Commencement Date.
11.02              Notice to Landlord.  If Tenant receives written notification of any violation of Legal Requirements applicable to the Premises, it shall endeavor to give prompt Notice thereof to Landlord, but no inadvertent failure to do so shall cause Tenant to suffer any liability hereunder.
11.03              Compliance by Landlord.  Except as aforesaid, Landlord shall, at Landlord's expense, comply with or cause to be complied with, all Legal Requirements which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises and/or the Building Common Areas and with respect to which Tenant is not obligated by Section 11.01 above (or any other tenant of the Building is not obligated) to comply and to the extent that failure to comply would materially and adversely affect Tenant's use or enjoyment of, or access to, the Premises.  Landlord shall not be required to comply with any Legal Requirements for so long as Landlord shall in good faith be contesting, through appropriate proceedings brought in accordance with applicable Legal Requirements, Landlord's obligation to comply therewith; provided that Landlord's failure to comply has no material adverse effect on Tenant or its employees or shall result in any criminal or other legal proceedings being brought or fines or penalties being issued against Tenant or its employees unless Landlord agrees to pay and indemnify Tenant against such fines.
ARTICLE 12

REPAIRS
12.01              Repairs by Tenant.  Except for the maintenance, repair and replacement to be performed by Landlord pursuant to Sections 6.01 and 12.02, Tenant at its expense shall take good care of the Premises and the fixtures therein, and Landlord, at Tenant's sole cost and expense, except to the extent caused by Landlord's gross negligence or willful misconduct (which shall be equal to Landlord's Charge therefor), shall repair any damage to the Premises as and when needed to preserve them in good working order and condition. Tenant acknowledges that such obligation applies to, without limitation, (a) all systems (other than Building systems) exclusively serving the Premises to the extent the same are located in the Premises, including any Supplemental HVAC System and any access control system serving the Premises (it being agreed that Tenant shall be responsible for any monthly maintenance fee payable in connection therewith), (b) all systems (other than Building systems) located outside of the Premises to the extent such systems exclusively serve the Premises, (c) Tenant's Insurable Property, and (d) those portions of the Building systems located within and exclusively serving the Premises, from the point of connection on the floor of the Premises to the Premises; provided, however, with respect to clauses (a)-(c) above, if (1) Tenant shall fail to perform such repairs within thirty (30) days of Landlord's notice or (2) Tenant elects to have Landlord perform such repairs, Landlord shall perform such repairs at Tenant's sole cost and expense (which shall be equal to Landlord's Charge therefor).  By way of example only, Tenant shall be responsible for the maintenance and repair of (i) the electrical system serving the Premises from, but not including, the lighting and utility panels in the core closets, (ii) the plumbing and sanitary systems and installations serving the Premises (including any pantry facilities) from the points of connection to, but not including, the main vertical risers and stacks of the Building, (iii) the sprinkler system serving the Premises from the point of connection to, but not including, the main distribution loop and (iv) the fire alarms devices within the Premises from the point of connection to, but not including, the wiring connecting said devices.  If (x) Landlord believes an emergency exists or (y) Tenant fails to perform any work required by this Section 12.01 and such failure continues for five (5) days after notice from Landlord, then, at the election of Landlord, any work by Tenant with respect to any of the items above may be performed by Landlord, in which event Tenant shall pay to Landlord Landlord's Charge therefor as additional rent within twenty (20) days after demand.  Subject to Section 16.07 below, all damage or injury, whether structural or non-structural, to the Building or to its fixtures, glass, appurtenances and equipment caused by the negligence or willful misconduct of Tenant, its employees, agents, or licensees, shall be repaired, restored or replaced promptly by Landlord at Tenant's sole cost and expense (which shall be equal to Landlord's Charge therefor) and all such expenses shall be paid by Tenant to Landlord as additional rent.  All aforesaid repairs, restorations and replacements shall be in quality and class equal to the original work or installations to the extent practicable and shall be done in a good and workmanlike manner upon and subject to all of the terms of this Lease.
12.02               Repairs by Landlord.
A.            Except for those repairs which are expressly required to be made by (or on behalf of) Tenant pursuant to Section 12.01 above, Landlord shall, at Landlord's expense, make (or cause to be made) all repairs and replacements, structural and otherwise, necessary or desirable in order to keep in good order and repair (the need for which Landlord shall have knowledge) (a) all structural portions of the Building (whether located within or outside of the Premises), such as, by way of example only, the roof, foundation, footings, exterior walls, load-bearing columns, floor slabs, windows and sashes, (b) all Building Common Areas to the extent such areas serve or affect the Premises or Tenant's use of, or access to, the Premises and the Building Common Areas, and (c) all Building systems (whether such Building systems are located within or outside of the Premises) serving the Premises and the Building Common Areas to the extent such areas serve or affect the Premises or Tenant's use of the Premises and the Building Common Areas, including the plumbing, sanitary, electrical, mechanical, fire protection, life safety and sprinkler systems of the Building and the HVAC System, in each case through the Term.  Tenant agrees to deliver a Notice to Landlord of the necessity of repairs of which Tenant may have knowledge for which Landlord may be responsible under the provisions of the preceding sentence.  Except as otherwise expressly provided herein, (i) there shall be no liability of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or others making repairs in or to any portion of the Building or the Premises or in and to the fixtures, appurtenances or equipment thereof, (ii) Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Landlord to comply with the covenants of this Article and (iii) Tenant's sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 12 shall not apply in the case of fire or other casualty which are dealt with in Article 17 hereof.
B.            Solely with respect to latent defects in connection with Landlord's Work (except to the extent caused by any act or omission of Tenant and/or any of its agents, employees and/or contractors), Landlord at its expense shall promptly make any necessary repairs or replacements, provided that Tenant delivers Notice to Landlord of the necessity therefor no later than twelve (12) months following the Commencement Date.  Landlord at its expense shall use reasonable efforts (without being obligated to employ overtime labor in connection therewith, and subject to Tenant's Delay and/or Force Majeure) to (I) perform such repair(s), if any, in a manner that shall minimize any interference with Tenant's use and occupancy of the Premises and (II) complete such repair(s) within thirty (30) days after Landlord's receipt of such notice (except for any repair(s) which, with the exercise of reasonable due diligence, require additional time to perform or lead time to obtain).  Landlord agrees that (X) promptly following the expiration of the twelve (12) month period set forth above, Landlord at its expense shall, to the extent the same are assignable, assign to Tenant all written warranties and/or guaranties which Landlord receives with respect to Landlord's Work and (Y) promptly following the written request of Tenant, Landlord at Tenant's expense shall enforce the terms of any written warranties and/or guaranties with respect to Landlord's Work which are not assignable, it being agreed that any action or proceeding in connection therewith shall be conducted at Tenant's expense.
ARTICLE 13

ALTERATIONS; FIXTURES
13.01              Alterations by Tenant.
A.            Alterations.  Tenant shall make no structural or non-structural alterations in or to the Premises and/or the systems serving the Premises, including, without limitation, installing cabling, conduit, or additional HVAC systems, without Landlord's prior written consent, which consent shall be at Landlord's sole discretion, except with respect to cabling, which consent shall not be unreasonably withheld by Landlord (collectively, "Alterations").  Upon approval by Landlord, not to be unreasonably withheld, delayed or conditioned, Tenant may install telecommunications wiring, cabling, Wi-Fi (subject to Section 13.03C below), or moveable furniture, as long as such work does not require penetration of the Building, other than to drop ceilings, or affect the Building systems.  Any Alterations shall be in compliance with the provisions of this Article 13 (and otherwise in accordance with the Building Operations Documents).  For avoidance of doubt Tenant shall make no Alterations without Landlord's prior consent as set forth in this Article 13.  Landlord is not obligated to perform any Alterations for or on behalf of Tenant. Notwithstanding the foregoing to the contrary, the consent of Landlord shall not be required with respect to any painting, wall covering, carpeting or other decorative work of a similar nature in the Premises costing less than $100,000.00 in the aggregate (pursuant to a reasonable estimate prepared by Tenant's contractor and reasonably acceptable to Landlord) and which shall comply in all respects with the following conditions: (i) shall be located wholly within the Premises, (ii) shall not affect the Building Systems or  structure of the Building, any other tenant of the Building or the operation of the HVAC, plumbing, electrical, or water systems of the Building (as opposed to systems exclusively serving the Premises), (iii) do not violate the certificate of occupancy of the Building and (iv) shall be otherwise performed in accordance with the terms and conditions of the this Lease and the Rules and Regulations (each, a "Decorative Alteration").
B.            Port Authority Manual and QAD Approval.  All Alterations shall be done at Tenant's sole expense and in full compliance with all Legal Requirements, including the Port Authority Manual.  Notwithstanding anything herein to the contrary, to the extent required by the Port Authority Manual, Tenant shall not commence any Alterations until all applicable requirements of the Port Authority Manual with respect to such Alterations shall have been fully satisfied, including the obtaining of the approval of QAD.  Landlord shall reasonably cooperate in connection therewith (at Tenant's expense equal to Landlord's Charge therefor).
13.02              Restoration.  Subject to the applicable terms of the Work Letter, all Alterations upon the Premises by either party, affixed to the realty so that they cannot be removed without material damage to the Premises or the Building (collectively "Fixtures") shall be the property of Tenant during the Term (to the extent that Tenant shall have paid therefor) and shall be insured by Tenant, and upon expiration or earlier termination of this Lease shall (except as hereinafter provided) become the property of Landlord.  To the extent that Landlord shall have paid therefor, such items shall be the property of Landlord during the Term but shall be insured by Tenant.  The foregoing shall be solely for federal, state and local income tax purposes and shall not be deemed or construed to modify in any manner the obligations of Landlord and Tenant elsewhere in this Lease, including Articles 11, 12, 16 and 17 hereof.  Subject to the applicable terms of the Work Letter, all of such determinations shall be made by Landlord in its sole and absolute discretion.  Nothing contained herein shall be deemed or construed to be a representation or warranty by Landlord that any tax deductions and/or tax credits are or will be available to Tenant with respect thereto.  Notwithstanding the foregoing, (i) any Fixtures shall be deemed to be part of the Premises and (ii) legal title thereto shall belong to the Port Authority upon the installation thereof, without the doing of any other act or thing, and legal title thereto shall be and remain in the Port Authority, including upon the expiration or sooner termination of this Lease.  Upon the expiration or sooner termination of this Lease, all Fixtures remaining in the Premises (except as hereinafter provided) shall be surrendered with the Premises, as a part thereof.  All of Tenant's movable fixtures and movable partitions, equipment, computer systems, furniture, furnishings and other items of personal property not affixed to the realty that are removable without material damage to the Premises or the Building (collectively, "Tenant's Property") shall remain the property of Tenant, and shall be removed by Tenant on or before the expiration of the Term or sooner termination thereof and in case of any damage to any structural elements of the Building or Building mechanical or utility systems by reason of such removal, Tenant shall repair any such damage.  If Tenant desires not to remove an item(s) of Tenant's Property, Tenant shall deliver a Notice to Landlord not less than sixty (60) days prior to the expiration of the Term specifying the item(s) of Tenant's Property which Tenant desires not to remove.  If within thirty (30) days after the delivery of such Notice Landlord shall request that Tenant remove any of such item(s) of Tenant's Property, Tenant shall at its expense, on or before the expiration of the Term, remove such item(s), and in case of any damage to any structural elements of the Building or Building mechanical or utility systems by reason of such removal, Tenant shall repair any such damage.  All items of Tenant's Property required to be removed by Tenant at the end of the Term remaining in the Premises after Tenant's surrender of the Premises shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord's property or may be removed from the Premises by Landlord, at Tenant's expense, equal to Landlord's Charge therefor.  The foregoing obligations of Tenant shall also be applicable in connection with the earlier termination of this Lease for any reason.  With respect to any Alterations within the Demised Premises, Tenant (a) shall not be required to restore those that are of typical office nature (including pantry area fixtures), and (b) shall be required (on the expiration or earlier termination of this Lease) to restore those of an extraordinary nature (e.g., Supplemental HVAC System, structural alterations, etc.).  In addition, provided Tenant delivers a cover letter to Landlord wherein it requests Landlord in bold type to identify such extraordinary items that Landlord will require be removed and restored on the expiration or earlier termination of this Lease, Landlord may identify same during its review of Tenant's plans for such items.  If (x) Tenant does not deliver said cover letter or (y) Landlord receives said cover letter and consents to such improvements, without identifying such extraordinary items it will require be removed and restored, then Tenant shall be required to remove such extraordinary items on the expiration or earlier termination of this Lease.  Notwithstanding anything herein to the contrary, Tenant shall remove all Wiring (hereinafter defined) at its expense (or, at Landlord's election, Landlord shall remove same at Tenant's expense, equal to Landlord's Charge therefor) on or before the expiration of the Term or sooner termination thereof. If Tenant permanently ceases to use any such Wiring at any time during the Term, then Tenant shall remove all Wiring, at its expense (or, Tenant's election, Landlord shall remove same at Tenant's expense, equal to Landlord's Charge therefor).  In event any damage is caused by reason of the removal of Wiring, Tenant shall, at Tenant's expense (or at Landlord's election, Landlord shall at Tenant's expense, equal to Landlord's Charge therefor) repair any such damage.  "Wiring" shall mean, collectively, all vertical and horizontal data and communication wiring installed by or for Tenant, including any wiring that shall run underneath the floor of the Premises or that is located outside of the Premises or in the plenum above the ceiling of the Premises, but not, unless Landlord elects otherwise, any conduit through which such wiring is run.  Tenant's obligation to remove Wiring shall also include any additional work required to cause all fire separations affected by such removal to be in compliance with all applicable Legal Requirements.  Notwithstanding the foregoing, upon notice to Tenant prior to the end of the Term or sooner termination thereof, Landlord may elect to remove such extraordinary items and/or the Wiring at Tenant's expense, equal to Landlord's Charge therefor, provided that Landlord shall have the right to postpone such removal of such extraordinary items and/or the Wiring to a date not to exceed four (4) months after the end of the Term or sooner termination thereof.  The terms of this Section 13.02 shall survive the expiration of the Term or sooner termination of this Lease.
13.03              Miscellaneous Restrictions.
A.            The performance of any Alteration (or the use of any materials in connection with such Alteration) shall not be done in a manner which would disturb harmony with any trade engaged in performing any other work in the Building (including the creation of any work slowdown, sabotage, strike, picket or jurisdictional dispute) or create any actual interference with the operation of the Building.  Tenant shall immediately stop the performance of any Alteration (or the use of any materials in connection with such Alteration) if Landlord in good faith delivers a Notice to Tenant that continuing such Alteration would so disturb harmony with any trade engaged in performing any other work in the Building or create any actual interference with the operation of the Building.  Landlord and Tenant shall cooperate with one another in all reasonable respects to avoid any such labor disharmony.  Tenant hereby agrees to defend, save and hold Landlord harmless from any and all loss arising from a failure to comply with this Section 13.03(A), including any reasonable attorneys' fees and any claims made by contractors, subcontractors, construction managers, mechanics and/or laborers so precluded from having access to the Building.  Tenant may at any time utilize Tenant's employees to perform Alterations, whether or not such employees shall be unionized; provided, however, that such employees shall be properly licensed and qualified to perform such Alteration and shall not cause labor disharmony in the Building.
B.            No approval of any plans or specifications by Landlord, QAD or any other Governmental Authority or consent by Landlord, QAD or any other Governmental Authority allowing Tenant to make any Alterations or any inspection of Alterations made by or for Landlord, QAD or any other Governmental Authority shall in any way be deemed to be a representation, warranty, or agreement by Landlord, QAD or any other Governmental Authority that the contemplated Alterations comply with any Legal Requirements (including the Port Authority Manual) or insurance requirements nor shall it be deemed to be a waiver by Landlord of the compliance by Tenant of any provision of this Lease.
C.            Subject to Landlord's consent, which shall be granted or withheld in accordance with and subject to the terms and conditions of this Article 13, Tenant shall be permitted to install a wireless intranet, internet and communications network (also known as "Wi-Fi") within the Premises for the use within the Premises only of Tenant and its employees and invitees (the "Network").  Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building or other third parties to use the Network or any other communications service, including any wired or wireless internet service that passes through, is transmitted through, or emanates from, the Premises.  Tenant's communications equipment and the communications equipment of Tenant's service providers and contractors located in or about the Premises or installed in the Building to service the Premises, including any switches, all vertical and horizontal data and communication wiring installed by or on behalf of Tenant, including any wiring that shall run underneath the floor of the Premises or that is located outside of the Premises or in the plenum above the ceiling of the Premises or other equipment (collectively, "Tenant's Communications Equipment") shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic or other interference to any other party or any equipment (e.g., cellular wireless, wireless data, two-way radio (provided that such two-way radio is integrated with Landlord's system at the expense of Tenant, which expense shall be equal to Landlord's Charge therefor), or first responder)of any other party, including Landlord, other stakeholders, other tenants or occupants of the Building or the World Trade Center or any other party and whether or not such interference is caused to equipment installed after the installation of Tenant's Communications Equipment.  Tenant's Communications Equipment shall be clearly labeled by Tenant in accordance with the Building Operations Documents.  In the event that Tenant's Communications Equipment causes or is reasonably believed to cause any such interference, upon receipt of Notice (which may be oral) from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference.  If the interference is not eliminated within twenty-four (24) hours after such Notice (or such shorter or longer period as shall be designated by Landlord in its sole and absolute discretion if Landlord believes a shorter or longer period to be appropriate), then, upon a Notice (which may be oral) from Landlord, Tenant shall shut down Tenant's Communications Equipment until such interference shall have been resolved to Landlord's reasonable satisfaction.  Landlord shall have no liability to Tenant if Tenant shall be unable to install any Network in the Premises or if Tenant shall be required to shut down Tenant's Communications Equipment for any reason.  Tenant acknowledges that Landlord has granted and/or may grant rights, licenses and other rights to install intranet, internet, satellite dishes, antennae, switches and other communications networks and equipment to other tenants and occupants of the Building and to telecommunications service providers and other third parties.
13.04              Charges and Other Restrictions.
A.            Tenant shall reimburse Landlord, as additional rent within twenty (20) days after delivery of an invoice thereof, for Landlord's Charge in connection with the review by any party (including Landlord and its personnel and any architect and/or engineer employed by Landlord in connection therewith) of Tenant's plans and specifications for any Alterations.
B.            Tenant shall pay to Landlord, as additional rent within thirty (30) days after delivery of an invoice thereof, a charge equal to Landlord's Charge for all standby Building personnel reasonably required to supervise, assist and/or otherwise perform any services in connection with the performance by Tenant of any Alteration for the period that Landlord makes such personnel available therefor in accordance with standard Building procedures (including any applicable overtime costs Landlord incurs to make such personnel available therefor).  To the extent that Tenant shall be performing any Alterations, Tenant shall be responsible for Tenant's proportionate share of costs with respect to any additional costs incurred by Landlord in connection therewith (which shall be equal to Landlord's Charge therefor), including standby labor and/or operating personnel that may be required to comply with applicable Legal Requirements and/or union jurisdictional requirements with respect to the balance of the World Trade Center (other than the Building).
C.            In connection with any Alteration by Tenant, Tenant shall be responsible for any charges payable to Port Authority (in its governmental capacity) for the filing and review of Tenant's architectural and engineering plans (including any permitting and filing fees of QAD) in accordance with the Port Authority Manual.
ARTICLE 14

LANDLORD'S RIGHT TO PERFORM TENANT'S OBLIGATIONS
14.01              Cure Rights.  If Tenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, and such default shall continue beyond any applicable notice or cure periods, Landlord, without being under any obligation to do so and without thereby waiving such default, may, upon ten (10) days' prior Notice to Tenant (or such shorter periods, if any, as may be feasible in the case of an emergency), remedy such default for the account and at the expense of Tenant equal to Landlord's Charge therefor.  Subject to the terms of Section 30.03 hereof, if Landlord makes any expenditures in connection with such default and/or remedy thereof, including reasonable attorneys' fees in instituting, prosecuting or defending any action or proceeding, such sums paid with interest at the Interest Rate shall be deemed to be additional rent hereunder and shall be paid to it by Tenant within twenty (20) days after submission by Landlord to Tenant of an invoice thereof.  If the Term shall have expired or otherwise terminated at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.
ARTICLE 15

NO LIABILITY; FORCE MAJEURE
15.01              No Representations.  Landlord or Landlord's agents have made no representations or promises with respect to the Building, the Land or the Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.
15.02              Force Majeure.  Except as otherwise expressly set forth in this Lease, the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is unable to make or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of Force Majeure.  Landlord shall have no liability to Tenant (except as expressly set forth in Article 17 below in the event of fire or other casualty only) if by reason of Force Majeure, there is (a) a lack of access to the Building or the Premises (which shall include the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (b) reduced air quality or other contaminants in the Building that would adversely affect the Building or its occupants, including the presence of biological or other airborne agents within the Building or the Premises; (c) disruption of mail and deliveries to the Building or the Premises; (d) disruption of telephone and/or other communications services to the Building or the Premises; (e) disruption of any other services to the Premises or any of the Building systems; or (f) Tenant is otherwise unable to use and/or occupy the Premises for the conduct of its business.
15.03              No Liability of Landlord.
A.            Landlord and its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise.  Unless caused by or due to the negligence or willful misconduct of Landlord and/or its agents, servants or employees (but subject to the terms of Section 16.07 hereof), Landlord and its agents, servants and employees shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster and/or other Building material such as sheetrock and/or ceiling tiles, steam, gas, electricity, water, rain or snow leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, nor shall Landlord and its agents, servants and employees be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work.
B.            If at any time any windows of the Premises are temporarily or permanently closed up, Landlord shall not be liable to Tenant if, and to the extent, caused by Legal Requirements, Force Majeure or necessary repairs.  Landlord shall use commercially reasonable efforts to minimize any unreasonable interference with Tenant's use of the Premises and to close as few windows as possible and to proceed with due diligence to re-open any such closed windows.
15.04              No Recourse to Principals of Landlord.  Except to the extent of Landlord's leasehold estate and interest in and to the Building, no recourse shall be had on any of Landlord's obligations under this Lease or for any claim based thereon or otherwise in respect thereof against Landlord or any Landlord Party whether directly or through Landlord or through any receiver, assignee, agent, trustee in bankruptcy or through any other person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of an assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant.
15.05              Recourse to Landlord.  Tenant shall look solely to Landlord's leasehold estate and interest in and to the Building and the rents and profits therefrom for the satisfaction of any right of Tenant for the collection of judgment or other judicial process or arbitration award requiring the payment of money by Landlord in connection with this Lease and no other property or assets whatsoever shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant's rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant's use and occupancy of the Premises or any other liability of Landlord to Tenant.
15.06              Reimbursement by Tenant.  Subject to the terms of Section 30.03 hereof, Tenant shall reimburse Landlord as additional rent within twenty (20) days after delivery of an invoice for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to non-performance or non-compliance with, or breach or failure to observe, any term of this Lease upon Tenant's part to be kept, observed, performed or complied with.  If Tenant shall fail to make such payment within said twenty (20) days, Tenant shall also be liable for interest on such additional rent at the then Interest Rate until Landlord shall be fully reimbursed.
ARTICLE 16

INDEMNIFICATION; INSURANCE
16.01              Indemnity.
A.            To the maximum extent permitted by law, but subject to Section 16.07 hereof, Tenant shall indemnify, defend and hold harmless Landlord and all other Landlord Parties from and against any and all claims against any of such parties arising from (i) the use or occupancy of the Premises by Tenant, a Tenant Party, or each of its respective employees, contractors or invitees or any business therein, (ii) any work or thing whatsoever done, or any condition created (other than by Landlord, its employees, agents or contractors) in or about the Premises or (iii) any negligent act or omission, or willful misconduct, of Tenant or any Tenant Party, whether resulting in injury or death to persons or damage to property or otherwise; except, in each case, to the extent that any such claim results from the negligence or willful misconduct of Landlord or any other Landlord Party (except, however, that Landlord or any other Landlord Party shall not be responsible for any portion thereof which is recovered or recoverable by Tenant from insurance maintained by Tenant covering such loss or damage); together with, in the case of clauses (i), (ii) and (iii) of this sentence, all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys' fees and expenses.
B.            If any claim that is within the scope of such indemnity by Tenant is asserted against any Landlord Party, then Landlord shall give prompt Notice thereof (each, an "Indemnified Party Notice") to Tenant and Tenant shall defend and control the defense of any action or proceeding brought on such claim with counsel chosen by Tenant, subject to the approval of Landlord (such approval not to be unreasonably withheld), or by Tenant's insurance company.  In connection with such defense by Tenant of any such action or proceeding, Tenant shall not settle any such matter without Landlord's consent and neither Landlord nor any other Landlord Party shall be liable for any settlement made without Landlord's consent.
C.            Notwithstanding any provisions of this Lease to the contrary, except as expressly provided in Section 22.02B hereof, neither Landlord nor Tenant shall be liable to the other for Consequential Damages of any kind or nature.
D.            In connection with any claim or demand arising from or in connection with this Lease, including, without limitation, any claims or demands in accordance with Section 16.01A hereof, (even if such claim or demand is groundless, false or fraudulent), neither Tenant nor any of the Tenant Parties shall, without obtaining express advance written permission from Landlord, Net Lessor and the General Counsel of the Net Lessor, raise, assert or maintain any defense involving in any way the jurisdiction of the tribunal over the person of the Landlord or Net Lessor, if any, or the immunity of the Landlord, the Net Lessor as a sovereign and its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes regarding suits against the Port Authority, to the extent applicable.
E.            The provisions of this Section 16.01 shall survive the expiration or earlier termination of this Lease.
16.02              Tenant's Liability Insurance.  Tenant agrees to maintain in full force and effect from the date upon which Tenant first enters the Premises or any portion thereof for the conduct of its business or any other purpose (and in any event not later than the Commencement Date), throughout the Term and thereafter, so long as Tenant is in occupancy of any part of the Premises, (A) a policy of commercial general liability insurance, which shall include contractual liability coverage covering Tenant's operations within the Building to the extent and in the manner provided under the standard ISO form of commercial general liability policy, or its then equivalent, in use from time to time, under which Tenant is the named insured and Landlord, Landlord's managing agent and Net Lessor (and such other persons as Landlord may reasonably request by a Notice to Tenant from time to time) are named as additional insureds (but not loss payees), on ISO Form CG 0001 (12/07) or its then equivalent, (B) Statutory Workers Compensation Coverage with Employers Liability as required by Requirements of Law ("Workers Comp Coverage"), and (C) non-owned and hired cars coverage.  Each such policy shall be issued by one or more insurers in a financial size category of not less than VIII and with general policy holders ratings of not less than A-, as rated in the most current available insurance reports published by A.M. Best & Company, Inc., or the then-equivalent thereof, and licensed to do business in the State of New York and authorized to issue such policies ("Minimum Insurer Standards").  Each policy of insurance procured by Tenant shall (i) contain endorsements providing that (w) such policy shall not be cancelled or amended without at least thirty (30) days' prior notification to Tenant (however a fifteen (15) day notice of cancellation may be given for non-payment of a premium) and Tenant shall promptly send a copy of such notice to Landlord and Landlord's designees, (x) Tenant shall be solely responsible for the payment of premiums therefor notwithstanding that Landlord or any such designee is or may be named as an additional insured, (y) intentionally omitted; and (z) any policy of commercial general liability insurance maintained by Tenant pursuant to this Section 16.02 shall contain a standard separation of insureds provision; and (ii) not prohibit the release of claims given under Section 16.07 below, nor shall any of them be limited, terminated or materially affected thereby.  As of the Execution Date, the limits of liability of such insurance shall be $10,000,000 per occurrence and $10,000,000 in the annual aggregate on a per location basis for commercial general liability insurance and excess liability insurance.
16.03              Tenant's Casualty and Business Interruption Insurance.
A.            Tenant shall take out on or prior to the date upon which Tenant first enters the Premises or any portion thereof for the conduct of its business, for the performance of any Alterations or any other purpose (and in any event not later than the Commencement Date) with respect to the Premises and keep in force during the term the following:  (a) fire or "all risk" insurance in an amount insuring the full replacement value of all of Tenant's Insurable Property, with a replacement cost endorsement and (b) "all risk" or "special perils" business interruption or earnings insurance including the perils of flood, earthquake and terrorism damage, to cover continuing expenses (including rent payable under this Lease) during the period of partial or total shutdown of Tenant's business (it being understood that such insurance must provide coverage for rent payable under this Lease during partial and total shutdowns of Tenant's business of at least twelve (12) consecutive months in duration).  Such policies shall be written by an insurer of the A.M. Best & Company, Inc. financial size category and general policy holders rating, and include the required policy provisions, each as specified in Section 16.02 above, licensed to do business in the State of New York and authorized to issue such policies, and Landlord and Landlord's managing agent shall be named loss payees, if available, as their interests may appear under each of such policies.
16.04              Certificates of Insurance.  On or before the Commencement Date in accordance with the foregoing terms, Tenant shall furnish Landlord with certificates evidencing the aforesaid insurance coverage, and renewal certificates shall be furnished to Landlord ten (10) days prior to the expiration date of each policy for which a certificate was theretofore furnished evidencing no interruption in coverage (it being understood, however, Tenant's failure to furnish such certificate shall not limit or impair Tenant's rights, obligations and liabilities under this Lease).  Upon failure of Tenant to procure, maintain and pay all premiums therefor, Landlord may, at its option, do so, and Tenant agrees to pay the cost thereof to Landlord upon demand (which shall be equal to Landlord's Charge) as additional rent, together with interest thereon at the Interest Rate.  Subject to the provisions of Sections 16.02 and 16.03 hereof and the following sentence of this Section 16.04, each such certificate shall evidence, with respect to each required policy (i) that the policy may not be cancelled, terminated, changed or modified without giving at least thirty (30) days' advance notification thereof to Tenant, a copy of which notice Tenant shall promptly provide to Landlord and Net Lessor, (ii) intentionally omitted, and (iii) the protection afforded Tenant under any policy of commercial general liability insurance maintained by Tenant pursuant to Section 16.02 hereof with respect to any claim or action against Tenant by a third person shall pertain and apply with like effect with respect to any claim or action against Tenant by Landlord or Net Lessor and by Tenant against Landlord or Net Lessor, provided, however, that such endorsement shall not limit, vary, change or affect the protections afforded to Landlord and Net Lessor as additional insureds under the contractual liability endorsement required pursuant to Section 16.02 hereof or the protections afforded to Landlord as loss payee under Section 16.03 hereof.  If the certificates of insurance provided by Tenant do not evidence the provisions required in the immediately preceding sentence, Tenant shall deliver to Landlord a copy of its insurance policies containing such provisions.  For the avoidance of doubt, Landlord being named as an additional insured on Tenant's certificates shall not create any liability on Landlord's part for payment of premiums on Tenant's policies.
16.05              No Violation of Building Policies.  Tenant shall not commit or permit any violation of the public liability or "all risk" property policies covering the Building and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, that in case of any of the foregoing (i) would violate or result in termination of any such policies, or (ii) would result in reputable and independent insurance companies refusing to insure the Building or the property of Landlord in amounts reasonably satisfactory to Landlord.
16.06              Premium Increases.  If, by reason of (i) Tenant's failure to comply with any term or provision of this Lease, or (ii) any particular manner of use required by Tenant or any Tenant Party in connection with the Premises (other than general office use), in either case, causes the rates for liability and property insurance on the Building or on the property and equipment of Landlord to be higher than they otherwise would be, then Tenant shall reimburse Landlord for the additional insurance premiums thereafter actually paid by Landlord or by the other tenant(s) and subtenant(s) in the Building that shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within twenty (20) days after Landlord's delivery of an invoice therefor.  In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or Premises issued by any body making insurance rates for the Premises, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to the Building or the Premises.
16.07              Waiver of Liability and Subrogation.  A.  Landlord and Tenant, each at its own expense (if any) shall secure and maintain an appropriate clause in, or an endorsement upon, each fire or "all risk" policy obtained by it and covering the Building, the Premises and Tenant's Insurable Property, pursuant to which the respective insurance companies irrevocably waive any and all right to subrogation.  Each party hereby releases the other and its partners, members, agents, officers and employees (and in the case of Tenant, all other persons occupying or using the Premises in accordance with the terms of this Lease) with respect to any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) or otherwise occurring during the term.  The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its members, partners, officers and employees and, in the case of Tenant, shall also extend to all other persons occupying or using the Premises in accordance with the terms of this Lease, and shall cover all deductibles maintained by each party in its policies irrespective of whether same exceed the amounts permitted hereunder.
B.            The release provided for in Section 16.07A above shall not be affected in the event either party self-insures, whether or not such self-insurance is permitted under this Lease.
16.08              Additional Insurance.  Notwithstanding anything herein to the contrary, Tenant acknowledges that Landlord may require Tenant to obtain such other insurance, or amendments to existing coverage, in such amounts as may reasonably be required by Landlord depending upon circumstances and what is commercially reasonable under those circumstances on a non-discriminatory basis.
16.09              Insurance Compliance.  Notwithstanding anything to the contrary in this Lease, the carrying of insurance by Tenant in compliance with this Article 16 shall not modify, reduce, limit or impair Tenant's obligations and liability under this Lease.
ARTICLE 17

DAMAGE BY FIRE OR OTHER CAUSE
17.01              Repairs by Landlord.  If the Premises (including all Alterations, personal property, trade fixtures, furniture, furnishings, equipment and other Tenant's Property, as well as the Fit-Out Work (collectively, "Tenant's Insurable Property")) or the Building (in such a manner that materially interferes with Tenant's use of the Premises or reasonable access thereto) shall be damaged by fire or other cause, the damages (including to base Building construction) shall be repaired and restored to substantially the same condition as existed prior to the damage by and at the expense of  Landlord (or at the expense of Tenant with respect to any of Tenant's Insurable Property in accordance with the terms of Article 16 and Section 17.03 hereof) and, during the period commencing ten (10) days after such casualty until the Casualty Rent Abatement Date (but subject to Landlord's right to elect not to restore the same as provided below), Tenant shall receive an abatement of the Rent payable hereunder for all affected portions of the Premises, which shall be apportioned according to the portion of the Premises (or all of the Premises, if the Premises is totally damaged, as the case may be) which is usable by Tenant for the normal conduct of its business, it being agreed that the foregoing abatement shall end with respect to the Premises upon the date which is the earlier of either (a) when Tenant shall move into a material portion of the Premises to which such abatement applies for the normal conduct of its business or (b) fourteen (14) days after the Full Casualty Restoration Work has been completed.  The Full Casualty Restoration Work shall include the portions of the Building and the Premises for which Landlord is responsible pursuant to the terms of Article 12 hereof.  Landlord shall deliver a Notice to Tenant at least ten (10) days prior to the date on which Landlord expects that the Full Casualty Restoration Work will be substantially completed.  Notwithstanding anything herein to the contrary, (i) Landlord shall not carry insurance on Tenant's Insurable Property, (ii) Tenant agrees that Landlord will not be obligated to repair any damage to Tenant's Insurable Property (other than the Fit-Out Work) or to replace the same, and (iii) Tenant agrees that Landlord will not be obligated or liable to repair any damages to the Fit-Out Work if the net insurance proceeds received from Tenant's insurer are insufficient to make such repairs unless and until Tenant pays Landlord the shortfall between the cost to make such repairs and the amount of net insurance proceeds received from Tenant's insurer.
17.02              Landlord's and Tenant's Cancellation Rights.
A.            Delivery of Damage Statement.  In the event that the Premises or the Building (in such a manner that materially interferes with Tenant's use of the Premises or reasonable access thereto) shall be damaged by fire or casualty, within ninety (90) days after such damage or casualty, Landlord shall deliver to Tenant a statement (hereinafter referred to as the "Damage Statement") prepared by a reputable licensed architect, engineer or contractor having at least ten (10) years' experience in such matters selected by Landlord setting forth such architect's, engineer's or contractor's reasonable estimate as to the time required for Landlord to substantially complete the Full Casualty Restoration Work.
B.            Right to Terminate.  The parties hereto agree that (a) if the estimated repair period with respect to the Premises as set forth in the Damage Statement extends beyond the date that is twelve (12) months following the date of such fire or casualty (the "Casualty Termination Date"), Tenant, as its sole remedy, or Landlord may elect to terminate this Lease by delivering Notice thereof to the other party.  Such Notice by Landlord or Tenant, as the case may be, must be delivered not later than thirty (30) days following Tenant's receipt of the Damage Statement, time being of the essence.  Notwithstanding the foregoing, Tenant may not elect to terminate this Lease pursuant to the foregoing terms if (i) the Damage Statement also provides that such repair work by Landlord may be completed within the required period herein in accordance with a working schedule requiring the performance of all or a portion of such repair work on an overtime basis and (ii) Landlord agrees in writing to perform such repair work in accordance with such working schedule.  If either Landlord or Tenant exercises any such right to terminate this Lease, the Lease shall expire upon the tenth (10th) day after such Notice is given, and Tenant shall promptly thereafter vacate the Premises and surrender the same to Landlord.  Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law and agrees that the foregoing provisions of this Article 17 shall govern and control in lieu thereof, this Article 17 being an "express agreement to the contrary."  If neither Landlord or Tenant has terminated this Lease as set forth above, but the Premises are not repaired by the Casualty Termination Date, then either Landlord or Tenant may, within forty-five (45) days following the Casualty Termination Date, cancel and terminate this Lease, as of the date set forth in the Notice (the "Termination Date"), provided that (i) such Notice may not be given by Tenant until the Casualty Termination Date and (ii) the Termination Date shall be no less than forty-five (45) days after the giving such Notice by Tenant.  If Tenant exercises its right to terminate this Lease pursuant to this Section 17.02B, this Lease shall terminate as of the date set forth in Tenant's notice as if such date were the stated Expiration Date of this Lease and Landlord shall have no further duty to repair and/or restore the Premises.
17.03              Insurance Proceeds.  Notwithstanding anything herein to the contrary, if Landlord or Tenant exercises any right to terminate this Lease following a fire or other casualty in accordance with the terms of this Article 17, (a) any insurance proceeds received by Landlord or Tenant on account of any damage to the Building (including the Fit Out Work but excluding any other of Tenant's Insurable Property) shall be the sole property of Landlord and (b) any insurance proceeds received by Tenant on account of any damage to Tenant's Insurable Property (excluding Fit-Out Work) in excess of the amount of the replacement costs of the Fit-Out Work shall be the sole property of Tenant (except that the first portion of the insurance proceeds received by Tenant on account of any damage to Tenant's Insurable Property in the amount of the replacement costs of the Fit Out Work shall be the sole property of, and shall be paid to, Landlord).
17.04              Substituted Space.  Notwithstanding anything to the contrary contained herein, Landlord may, at any time prior to a Casualty Termination Date or Termination Date, elect to move Tenant to Substituted Space subject to the provisions of Article 35, in which case any abatement that Tenant may be receiving under this Article 17 shall cease as of the date Landlord delivers such Substituted Space to Tenant and Article 35 shall, among other things, govern any change (if any) in Fixed Rent and additional rent with respect to the Substituted Space.
17.05              No Damages/Landlord Repairs.  No damage, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to the terms of this Article 17.  Landlord shall use its reasonable and diligent efforts to effect its repairs promptly and in such a manner as not unreasonably to interfere with Tenant's occupancy (which reasonable efforts shall include coordination with Tenant in scheduling such repairs or restoration but which shall in no event obligate Landlord to pay overtime or other premium rates unless Tenant requests Landlord to incur such overtime costs, provided that Tenant shall pay to Landlord, as additional rent, within twenty (20) days after delivery of an invoice therefor, an amount equal to the difference between (x) the overtime or other premium pay rates, including all fringe benefits and other elements of such pay rates, and (y) the regular pay rates for such labor, including all fringe benefits and other elements of such pay rates).
17.06              Casualty Near End of Term.  If more than twenty-five percent (25%) of the Premises or a substantial (i.e., more than fifty percent (50%)) portion of the Building shall be damaged by fire or other casualty during the last twenty-four (24) months of the Term, Landlord or Tenant may, upon thirty (30) days' Notice to the other party, cancel and terminate this Lease as of the date set forth in such Notice, as if such date were the stated Expiration Date of this Lease and Landlord shall have no duty to repair and/or restore the Premises.
ARTICLE 18

CONDEMNATION
18.01              Condemnation or Taking.  In the event that the whole of the Premises shall be condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title.  In the event that only a part of the Premises shall be so condemned or taken, then, effective as of the date of vesting of title, the Fixed Rent and any additional rent hereunder for such part shall be equitably abated and this Lease shall continue as to such part not so taken.  In the event that only a part of the Building shall be so condemned or taken, then (a) if, in Landlord's reasonable opinion, substantial structural alteration or reconstruction of the Building shall be necessary or appropriate as a result of such condemnation or taking (whether or not the Premises be affected), Landlord may terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by delivering Notice to Tenant of such termination within thirty (30) days following the date on which Landlord shall have received notification of vesting of title or (b) if Landlord does not elect to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the rent shall be abated to the extent, if any, hereinbefore provided.  In the event that only a part of the Premises shall be so condemned or taken and this Lease and the terms and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore with reasonable diligence the remaining structural portions of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking.
18.02              Termination of this Lease.  In the event of termination in any of the cases hereinabove provided, this Lease and the term and estate hereby granted shall expire as of the date thirty (30) days after the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the Term, and the rent hereunder shall be apportioned as of such date.
18.03              Condemnation Award.  In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award.  Tenant shall have no claim for the value of any unexpired portion of the Term.  Notwithstanding the foregoing, so long as such payment shall not reduce the award or judgment recoverable by Landlord, Tenant may pursue a separate award to recover (i) the cost of Tenant's moving and relocation expenses, (ii) the loss of any trade fixtures or personal property, and (iii) the cost of any improvements to the Premises paid for by Tenant.
18.04              Condemnation Near End of Term.  If more than twenty-five percent (25%) of the Premises or a substantial (i.e., more than fifty percent (50%)) portion of the Building shall be taken in condemnation during the last twelve (12) months of the Term, Landlord or Tenant may upon thirty (30) days' Notice to the other, cancel and terminate this Lease as of the date set forth in such Notice, as if such date were the stated Expiration Date of this Lease.
ARTICLE 19

BANKRUPTCY
19.01              If pursuant to the Bankruptcy Law, Tenant is permitted to assign or otherwise transfer this Lease (whether in whole or in part in disregard of the restrictions contained in this Article and/or Article 8 above), Tenant agrees that adequate assurance of future performance by the assignee or transferee permitted under the Bankruptcy Law shall mean the deposit of cash security (or a letter of credit) with Landlord in an amount equal to the sum of one year's Fixed Rent then reserved hereunder plus an amount equal to all additional rent payable under Articles 4 and 7 above for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord without interest for the balance of the Term as a security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed.  If Tenant receives or is to receive any valuable consideration for such an assignment or transfer (in part or in whole) of this Lease, Landlord shall receive the same percentage of such consideration as it would have received had the assignment or transfer (and the calculation thereunder) been made pursuant to Section 8.01 above.
ARTICLE 20

DEFAULTS AND REMEDIES; WAIVER OF REDEMPTION
20.01              Default by Tenant.                                          A. If (a) Tenant defaults in fulfilling any of the covenants of this Lease, other than the covenants for the payment of Fixed Rent or additional rent, then, in any one or more of such events, upon Landlord serving a five (5) Business Days' Notice upon Tenant specifying the nature of said default, and upon the expiration of said five (5) Business Days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said five (5) Business Day period, and if Tenant shall not have diligently commenced curing such default within such five (5) Business Day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default or (b) Tenant shall default in the performance of any term or condition of this Lease (other than the payment of Fixed Rent or additional rent) more than three (3) times in any period of nine (9) months, or, with respect to the payment of any item of Fixed Rent or additional rent, more than two (2) times in any period of six (6) months, and notwithstanding that such defaults shall have each been cured within the applicable period, as above provided, if any further similar default shall occur or (c) Tenant shall default in the payment of Fixed Rent or any item of additional rent hereunder for more than five (5) Business Days after Notice from Landlord of such default, then (in the event of (a), (b) or (c) above) Landlord may serve a three (3) days' Notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) days, this Lease and the Term shall end and expire as fully and completely as if the date of expiration of such three (3) day period were the Expiration Date set forth herein and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.
B.            If the Notices provided for in Section 20.01A hereof shall have been given, and the Term shall expire as aforesaid; then Landlord may, without additional Notice, dispossess Tenant and the legal representative of Tenant and any other occupant of the Premises by self-help, summary proceedings or other legal actions or proceedings, and remove their effects and hold the Premises as if this Lease had not been made, but Tenant shall remain liable hereunder as hereinafter provided.
20.02              Remedies of Landlord.  In the case of any such dispossession by summary proceedings or other legal actions or proceedings, (a) the Fixed Rent and additional rent shall become due thereupon and be paid to the time of such dispossession, together with such expenses as Landlord may incur for reasonable attorneys' fees, brokerage, and/or putting the Premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the Term and may grant market concessions or free rent; and/or (c) Tenant or the legal representative of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant's covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected or to be collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term (after first deducting any market concessions granted in such lease(s) such as free rent and any work allowance and all other costs incurred by Landlord in connection with such lease(s), including brokerage commissions and reasonable attorneys' fees).  The failure of Landlord to re-let the Premises or any part or parts thereof shall not release or affect Tenant's liability for damages.  Any such damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit brought to collect the amount of the deficiency for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar proceeding.  In lieu thereof, Landlord may immediately accelerate such deficiency for the entire balance of the term assuming that the Premises are relet within a reasonable time given the then market conditions at a market rent for a lease for the balance of the term and giving due consideration for market concessions including free rent, work allowance or other economic terms that would be granted in such a lease and costs incurred by Landlord in connection with such lease (including brokerage commissions and reasonable attorneys' fees), discounted to present value using the average of the published prime interest rate (during the 12-month period immediately prior to such acceleration) upon unsecured loans charged by JPMorgan Chase Bank (or Citibank if JPMorgan Chase Bank shall not then have an announced prime rate) on loans of ninety (90) days.  Landlord at Landlord's option may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord in Landlord's reasonable judgment considers advisable and necessary for the purpose of re-letting the Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or in the event that the Premises are re-let, for failure to collect the rent thereof under such re-letting.  Any such action may be an action for the full amount of all rents and damages suffered or to be suffered by Landlord.  In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for and the right to invoke any remedy at law or in equity which is not inconsistent with the terms of this Lease.  Mention in this Lease of any particular remedy, shall not preclude Landlord from any other remedy, in law or in equity.  The foregoing remedies and rights of Landlord are cumulative.  Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant's being evicted or dispossessed for any cause in accordance herewith, or in the event of Landlord obtaining possession of the Premises by reason of the violation of Tenant of the covenants and conditions of this Lease, or otherwise.
ARTICLE 21

COVENANT OF QUIET ENJOYMENT
21.01              Landlord covenants and agrees with Tenant that Tenant may peaceably and quietly enjoy the Premises, subject, nevertheless, to the terms and conditions of this Lease, including Article 9 hereof.
ARTICLE 22

SURRENDER OF PREMISES
22.01              End of Term.  Upon the expiration or other termination of the Term, Tenant shall quit and surrender the Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant's control excepted (subject to any obligation of Tenant to repair and restore pursuant to the terms of Section 13.02 hereof and any other repair and restoration obligation expressly set forth herein) and subject to the terms of Section 13.02 hereof, Tenant shall remove all Tenant's Property therefrom.  Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of the Term.
22.02              Holdover Charges.
A.            Subject to the other terms hereof, possession of the entire Premises must be surrendered to Landlord at the expiration or sooner termination of the Term.  The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender possession of the Premises as aforesaid may be substantial, may exceed the amount of annual Fixed Rent and additional rent theretofore payable hereunder and may be impossible accurately to measure.  Tenant desires to limit such amounts and wishes to avoid the payment to Landlord of any Consequential Damages if Tenant fails to timely surrender possession of the Premises.  If possession of the entire Premises is not surrendered to Landlord upon the expiration or sooner termination of the Term, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in all or any part of the Premises, as liquidated damages for use and occupancy, (a) during the first thirty (30) days of any such holding over, one and one half (1.5) times the amount of Fixed Rent and additional rent payable by Tenant under this Lease with respect to the entire Premises during the last year of the Term, and (b) thereafter, two (2) times the amount of Fixed Rent and additional rent payable by Tenant under this Lease with respect to the entire Premises during the last month of the Term, which aggregate sum Tenant agrees to pay to Landlord, in full without setoff, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over, nor shall Landlord be precluded by accepting such aggregate sum for use and occupancy from exercising all rights and remedies available to it to obtain possession of the Premises.  The parties hereto acknowledge that during the first ninety (90) days of such holding over, the foregoing charges (a) shall be paid by Tenant to Landlord in lieu of the imposition by Landlord of any Consequential Damages with respect thereto and (b) represent a fair and reasonable estimate of the fair market value for the use and occupancy of the Premises during such period.
B.            However, if possession of the entire Premises is not surrendered to Landlord within ninety (90) days after the expiration or sooner termination of the Term, then at Landlord's sole option (and in addition to the above use and occupancy charges paid by Tenant during such period), Tenant shall also be liable to Landlord for all losses and damages, including Consequential Damages, which Landlord may reasonably incur or sustain by reason of such holding over, including, without limitation, damages incurred or sustained by reason of Landlord's inability to timely place a new tenant in possession of the Premises or any other portion of the floor or Building if resulting from such holding over.
C.            Notwithstanding anything herein to the contrary, the parties absolutely and unconditionally waive any and all rights to dispute or otherwise adjudicate whether the remedies set forth in Sections 22.02(A) and 22.02(B) constitute a penalty or are otherwise unenforceable, such waiver being a material inducement to Landlord to enter into this Lease and to accept the terms of this Lease.
ARTICLE 23

DEFINITION OF LANDLORD
23.01              Subject to the other terms of this Lease, the term "Landlord" wherever used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Building or the tenant under the Net Lease affecting the Land and the Building or the Building, to whom this Lease may be assigned, or a mortgagee in possession, so that in the event of any sale, assignment or transfer of the Building, or of Landlord's interest as a lessee under the Net Lease, or of such ground or underlying lease, in each case, to an unrelated third party, such owner, tenant or mortgagee in possession shall thereupon be released and discharged from all covenants, conditions and agreements of Landlord hereunder arising from and after the effective date of such sale, assignment or transfer; but such covenants, conditions and agreements arising from and after the effective date of such sale, assignment or transfer shall be deemed assumed by and binding upon each new owner, tenant or mortgagee in possession for the time being of the Building, until sold, assigned or transferred.
ARTICLE 24

NOTICES
24.01              Any Notice shall be in writing sent by (i) hand, against a signed receipt, (ii) certified or registered mail, return receipt requested, or (iii) a nationally recognized overnight courier service providing a signed receipt of delivery, addressed, as the case may be, to Tenant at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and after occupancy of the Premises for the conduct of business by Tenant, at the Premises, in both cases, Attention: Head of Corporate Operations, with a copy of all Notices to cure, Notices of default and/or Notices of termination given to Tenant, excluding rent demands as a predicate for a nonpayment of rent proceeding, to Schiff Hardin LLP, 666 Fifth Avenue, 17th Floor, New York, New York 10103, Attention:  Paul G. Mackey, Esq., and The Port Authority of New York and New Jersey, 115 Broadway, 19th floor, New York, New York 10006, Attention: Director WTC Redevelopment and to Landlord at the address set forth in Exhibit O-3 attached hereto. Either party may, by Notice as aforesaid designate a different, or further address or addresses for Notices to it.  Any such Notice which is sent by (a) hand or by such registered or certified mail shall be deemed to have been given when the addressee either actually receives such Notice or refuses to accept delivery thereof and (b) such courier service shall be deemed to have been given one (1) Business Day after the date it shall have been sent by such courier service.
24.02              Any Notice given by counsel for Landlord or Tenant (or by the managing agent of Landlord) shall be deemed a valid Notice if addressed and sent in accordance with the provisions of this Article 24.
ARTICLE 25

BUILDING OPERATIONS DOCUMENTS
25.01              Compliance with Building Operations Documents.  Tenant, its servants, employees, agents, visitors and licensees shall comply with the Building Operations Documents.  Tenant may furnish copies of the Building Operations Documents (as the same may hereafter be amended in accordance with Article I above) to Tenant's contractors, subcontractors and potential contractors and subcontractors.
25.02              Miscellaneous Terms.  Any failure by Landlord to enforce any provision in the Building Operations Documents now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of the enforceability of any such provision.  Landlord shall not enforce any of the provisions in the Building Operations Documents in a manner which would be discriminatory toward Tenant.
ARTICLE 26

BROKER
26.01              Each of Landlord and Tenant warrants and represents that it has not dealt with any broker in connection with this transaction other than Cushman & Wakefield, Inc., Royal 1 WTC Management LLC and CBRE, Inc. (collectively, the "Broker").  Each of Landlord and Tenant agrees to indemnify, defend, save and hold the other harmless from any claims for fees and commissions and against any liability (including reasonable attorneys' fees and disbursements) arising out of a breach or alleged breach of the foregoing warranty and representation by the indemnifying party (it being agreed, however, that Tenant's indemnity hereunder shall not apply to any claims made by the Broker).  Landlord shall be responsible for payment of any commission or other fee earned by the Broker with respect to this Lease pursuant to separate agreements.  The terms of this Article shall survive the expiration or sooner termination of this Lease.
ARTICLE 27

COMPLIANCE WITH SECURITY HANDBOOK
27.01              By its execution of this Lease, Tenant at its expense agrees to (a) comply with the Information Security Handbook, (b) require all of its employees, consultants and contractors (and any other parties required by the Information Security Handbook) to comply with the Information Security Handbook and the terms of this Article 27 and (c) include in each sublease and other occupancy agreement an express obligation that all subtenants and other occupants of any portion of the Premises (and all of their employees, consultants, contractors and any other parties required by the Information Security Handbook) must comply with the Information Security Handbook and the terms of this Article 27.
27.02              Tenant and all entities dealing with Tenant (including any contractors and consultants) that have access to information with respect to the Building and/or the World Trade Center shall be obligated, prior to any access thereby to such information, to execute and deliver the Port Authority's then standard form of Non-Disclosure and Confidentiality Agreement.  Any individual employed by Tenant or by any entity dealing with Tenant (including any contractors and consultants) that has access to information with respect to the Building and/or the World Trade Center shall, if obligated by Port Authority, be obligated, prior to any access thereby to such information, to (a) execute and deliver the Port Authority's then standard form of Non-Disclosure and Confidentiality Agreement, (b) attend any required training classes regarding the handling of Confidential and Privileged Information and (c) obtain a SWAC (secure worker access consortium) card, which shall include a background check.
27.03              Notwithstanding anything contrary contained in this Lease or in the Information Security Handbook, Landlord may elect, in its sole and absolute discretion, to restrict access by Tenant and any party dealing with Tenant (including any contractors and consultants) to Confidential and Privileged Information by means of a secure electronic "war room" or by making copies of same available for inspection and review by Tenant and/or such parties dealing with Tenant at Landlord's offices (or at the offices of Landlord's designee) in New York City, in either case in lieu of providing copies of such Confidential and Privileged Information to Tenant and/or such parties dealing with Tenant.
ARTICLE 28

SECURITY DEPOSIT
28.01              Simultaneously herewith, Tenant shall deposit with Landlord a Letter of Credit in the amount of the Security Deposit as security for the full, faithful and punctual performance by Tenant of all of the terms of this Lease. In the event Tenant defaults in the performance of any of the terms of this Lease beyond the expiration of any applicable notice and cure period, including the payment of rent, or in the event of a Bankruptcy Event, Landlord may draw down the proceeds of all or any portion of the Letter of Credit in its sole and absolute discretion and use, apply or retain the whole or any part of the proceeds thereof to the extent required for the payment of any rent or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms of this Lease, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord.  In the case of every such use, application or retention, Tenant shall, within ten (5) Business Days after demand therefor, deliver to Landlord an amendment to the Letter of Credit so that the same shall be equal to its former amount.  The Security Deposit, without interest, shall be returned to Tenant within sixty (60) days after the expiration or sooner termination of this Lease, delivery of exclusive possession of the Premises to Landlord in the manner required hereunder and the payment by Tenant of all Rent hereunder.
28.02              The letter of credit shall be a clean, irrevocable and unconditional letter of credit (the "Letter of Credit") issued by and drawn upon any commercial bank which is a member of The Clearing House Payments Company L.L.C. (hereinafter referred to as the "Issuing Bank") with offices for banking purposes in the City of New York and having a net worth of not less than One Billion and 00/100 ($1,000,000,000.00) Dollars, which Letter of Credit shall be drawable upon in New York City, have a term of not less than one year, be in the form attached hereto as Exhibit J, be for the account of Landlord and be in the amount of the Security Deposit.  Tenant acknowledges that it is a material inducement to Landlord to enter into this Lease that the security be maintained in the form of a Letter of Credit and that Tenant's failure to provide and maintain such Letter of Credit throughout the Term shall constitute a material default under this Lease, and Tenant further acknowledges that notwithstanding anything in this Lease, Tenant shall not be permitted to provide cash security.  The Letter of Credit shall provide that:
A.            The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;
B.            The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term (and shall remain in effect for not less than three (3) months following the Expiration Date), unless the Issuing Bank sends notification (hereinafter referred to as the "Non-Renewal Notice") to Landlord by certified or registered mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed;
C.            If Landlord receives a Non-Renewal Notice and Tenant fails to provide a replacement Letter of Credit which meets the requirements of this Lease not fewer than thirty (30) days prior to the expiration of the Letter of Credit, such failure shall constitute a material default under this Lease and Landlord shall have the right, exercisable by a sight draft, to receive the monies represented by the Letter of Credit (which monies shall be held by Landlord as a cash deposit pursuant to the terms of this Article 28 pending the replacement of such Letter of Credit or Tenant's default after Notice and the expiration of any applicable cure period hereunder); however, Landlord's holding of such cash security shall not be deemed a waiver of Tenant's default of its obligation to maintain the security in the form of a Letter of Credit);
D.            Upon Landlord's sale of Landlord's interest in the Land and the Building, the Letter of Credit shall be transferable by Landlord as provided in Section 28.03 hereof; and
E.            If a Bankruptcy Event occurs, Landlord shall have the right, exercisable by a sight draft, to receive monies represented by the Letter of Credit.
28.03              In the event of a sale of Landlord's interest in the Land and the Building, Landlord shall have the right to transfer the Letter of Credit deposited hereunder to the vendee or lessee, and Landlord shall be released by Tenant from all liability for the return of such Letter of Credit.  Landlord shall pay the reasonable and customary transfer fees charged by the Issuing Bank in connection therewith. In such event, Tenant agrees to look solely to the new landlord for the return of said Letter of Credit.  It is agreed that the provisions hereof shall apply to every transfer or assignment made of said Letter of Credit to a new landlord.
28.04              Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the monies or Letter of Credit deposited hereunder as security, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.
28.05              Landlord agrees that it will not draw down the proceeds of the Letter of Credit except in the event of a default by Tenant hereunder beyond the expiration of any applicable notice or cure periods or a Bankruptcy Event or the non-renewal of such Letter of Credit by the Issuing Bank.
28.06              In the event that at any time during the Term, Landlord, in Landlord's reasonable opinion, believes (a) that the net worth of the Issuing Bank shall be less than the minimum amount specified in Section 28.02 hereof, or (b) that circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the "Existing L/C") in accordance with the terms thereof, then, upon the happening of either of the foregoing, Landlord may send Notice to Tenant (hereinafter referred to as the "Replacement Notice") requiring Tenant within thirty (30) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the "Replacement L/C") from an Issuing Bank meeting the qualifications described in Section 28.02 hereof.  Tenant, at Tenant's option, shall have the right to deliver a Replacement L/C from time to time but upon ten (10 Business Days' Notice, including, without limitation, to have such Replacement L/C provided by a permitted assignee of this Lease. Upon receipt of a Replacement L/C meeting the qualifications of Section 28.02 hereof, Landlord shall forthwith return the Existing L/C to Tenant.  In the event that (i) a Replacement L/C meeting the qualifications of Section 28.02 hereof is not received by Landlord within the time specified, or (ii) Landlord reasonably believes an emergency exists, then in either event, the Existing L/C may be presented for payment by Landlord and the proceeds thereof shall be held by Landlord in accordance with Article 28 hereof, subject, however, to Tenant's obligation to replace such cash security with a new letter of credit meeting the qualifications of Section 28.02 hereof.
28.07              Tenant shall pay Landlord's reasonable attorneys' fees in connection with the replacement, substitution or amendment of the letter of credit described herein or the drawing thereon by Landlord.
28.08              The terms and provisions set forth in Exhibit J-2 attached hereto are incorporated by reference herein as if set out in full in this Article 28.

ARTICLE 29

CONSENTS
29.01              Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any such consent or approval, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment.  In the event of a determination favorable to Tenant, the requested consent or approval shall be deemed to have been granted; however, Tenant shall recover from Landlord Tenant's reasonable and actual attorneys' fee incurred by Tenant in connection therewith and Landlord shall have no other personal or other liability to Tenant for its refusal to give such consent or approval.  The sole remedy for Landlord's unreasonably withholding or delaying of consent or approval shall be as set forth in this Section 29.01.
ARTICLE 30

MISCELLANEOUS
30.01              In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, upon reasonable prior Notice, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction or other purpose, the right, in a manner so as to avoid interference with Tenant's business, to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise.
30.02              Each of Landlord and Tenant waives the right to trial by jury in any summary proceeding that may hereafter be instituted against such party and any other action that may be brought hereunder, provided such waiver is not prohibited by law.  Tenant shall not interpose any counterclaim in any summary proceeding, except for compulsory counterclaims.
30.03              Notwithstanding anything herein to the contrary, if (a) Landlord or Tenant, after a default by either party hereto (which continues beyond the expiration of any applicable notice or cure periods), commences an action or proceeding with respect thereto, the prevailing party shall recover its reasonable attorneys' fees, disbursements and court costs from the other party in connection with such matter and (b) Landlord, after a default by Tenant which continues beyond the expiration of any applicable notice or cure periods, places the enforcement of this Lease or the collection of any Fixed Rent, additional rent or other sum due, or to become due hereunder, in the hands of an attorney (but without the commencement of an action or proceeding), Landlord shall recover its reasonable attorneys' fees and disbursements from Tenant in connection with such matter.  The provisions of this Section 30.03 shall survive the expiration or sooner termination of this Lease.
30.04              The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or, as applicable, any of the Building Operations Documents attached hereto or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord's agent shall not operate as a termination of this Lease or a surrender of the Premises.  The receipt or acceptance by Landlord, or payment by Tenant, of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver shall be in writing and signed by such party.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent required to be paid shall be deemed to be other than on account of the earliest such rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.
30.05              This Lease with its exhibits, schedules and annexes (and other documents being executed by the parties in connection with this Lease) contain the entire agreement between Landlord and Tenant and any executory agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is signed by the parties hereto.  This Lease may not be orally waived, terminated, changed or modified.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.
30.06              The captions of Articles and Sections in this Lease and its Table of Contents are inserted only as a convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.  References to Articles and Sections are to those in this Lease unless otherwise noted.
30.07              No credit, refund, offset, or abatement of rent shall be granted in respect of any service provided or available to Tenant as provided in this Lease which is not desired or utilized by Tenant.
30.08              If any term, covenant, condition, provision or clause (collectively referred to as "terms and conditions" in this "representation of severability/enforcement of remedies" provision) of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be deemed by a competent tribunal to be invalid or unenforceable to any extent, the remaining terms and conditions of this Lease or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any terms and conditions is held invalid or unenforceable, shall not be affected thereby and each remaining terms and conditions and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.  Notwithstanding the foregoing, in no event whatsoever shall any such determination of invalidity or unenforceability by a competent tribunal be construed as precluding either party from seeking enforcement of, or appropriate remedies with respect to, the other terms, conditions and provisions of this Lease.
30.09              No vault or cellar or sub-cellar space not within the property line of the Building is leased hereunder, anything to the contrary indicated elsewhere in this Lease notwithstanding.
30.10              Each of the schedules and exhibits appended to this Lease is incorporated by reference herein as if set out in full herein.  If, and to the extent that, any of the provisions of the body of this Lease conflict, or are otherwise inconsistent, with any of the schedules and exhibits appended to this Lease or the Building Operations Documents, then, whether or not such inconsistency is expressly noted in the body of this Lease, the more stringent provision shall govern.  The term "including" when used herein shall mean "including, without limitation."  Each use in this Lease of the term "commercially reasonable efforts" shall be deemed to mean that the party obligated to use such efforts shall not be required to incur any material costs, to perform any work on an overtime basis or to commence an action or proceeding.
30.11              Notwithstanding anything herein to the contrary, it is to be strictly understood and agreed that (X) the submission by Landlord to Tenant of any drafts of this Lease or any correspondence with respect thereto shall (i) be deemed submission solely for Tenant's consideration and not for acceptance and execution, (ii) have no binding force or effect, (iii) not constitute an option for the leasing of the Premises or a lease or conveyance of the Premises by Landlord to Tenant and (iv) not confer upon Tenant or any other party any title or estate in the Premises, (Y) the terms and conditions of this Lease shall not be binding upon either party hereto in any way unless and until (a) it is unconditionally executed and delivered by both parties in their respective sole and absolute discretion and (b) all other conditions precedent to the effectiveness thereof shall have been fulfilled or waived, and (Z) if this Lease and other agreements are not so executed and delivered for any reason whatsoever (including either party's willful or other refusal to do so or bad faith), neither Landlord nor Tenant shall be liable to the other with respect to this Lease on account of any written or parol representations or negotiations, or drafts, comments or correspondence between the parties or their respective agents or representatives on any legal or equitable theory (including part performance, promissory estoppel, undue enrichment, fraud, breach of good faith negotiation obligation or otherwise).
30.12              Whenever this Lease shall provide that a consent shall not be unreasonably withheld or delayed, such consent shall also not be unreasonably conditioned.
30.13              Confidentiality.
A.            Subject to the terms of applicable Requirements of Law, including the FOI Policy, neither Landlord nor Tenant nor any of any their respective employees, representatives, agents or consultants shall publicize, advertise or otherwise disclose any of the economic terms (including Fixed Rent or Additional Rent payable hereunder) nor any of the material terms of this Lease which are not otherwise in the public domain without the prior written consent of the other party except to the extent that such information is already in the public domain (other than by reason of a violation of this Section) or disclosure thereof shall be required to be made (a) to any actual or prospective purchasers, mortgagees, overlessors, assignees or subtenants (or any of their respective employees, representatives, agents or consultants), (b) by Requirements of Law, (c) in any arbitration or litigation between the parties, (d) to any Governmental Authority providing to Landlord and/or Tenant business incentives, or to any Governmental Authority which is a party to an agreement pursuant to which such business incentives are being provided to Tenant, (e) to the partners, members,  directors and officers of Landlord and Tenant, as well as such parties' legal counsel and accountants who need to know such information for the purpose of complying with the terms and conditions hereof or (f) in Landlord's or Tenant's financial statements as shall be required by GAAP.  The terms of this Section shall survive the expiration or sooner termination of this Lease and shall be subject to the terms of Section 27.03 hereof.
B.            Each party acknowledges that the terms of this Lease as well as certain information furnished by the parties to each other in connection with this Lease may contain trade secrets or other proprietary information (the terms of this Lease together with all such information collectively, "Secure Information"). Subject to applicable Requirements of Law, including the FOI Policy, each party will maintain the confidentiality of all Secure Information, and all other non-public information of any form provided by the other party pursuant to the terms of this Lease and which is/are not otherwise in the public domain; provided, however, that the foregoing shall not restrict either party from making any disclosure of such information (on a need-to-know basis only) to either party's executive officers or senior staff, and legal and financial advisors, and/or to comply with any applicable Requirements of Law, provided, that each party shall in each case inform the party to which such disclosure is made that such information is confidential, inform such party of the confidentiality provisions of this Lease and obtain a written undertaking from such party to keep such information confidential in accordance with such confidentiality provisions.  In the event that either party is requested by subpoena, court order or other similar process to disclose such information or if either party receives any freedom of information request under the FOI Policy seeking disclosure of the materials described in this Section 30.13B, the party receiving such request (the "Disclosing Party") shall promptly, but in all cases prior to complying with such subpoena, court order or similar process or freedom of information request, provide the other party (the "Other Party") with Notice of such request, including a description of the documents or information requested thereby, and to the extent that the Other Party determines that the requested documents or information contain trade secrets or other proprietary information, then the Other Party shall provide to the Disclosing Party within ten (10) Business Days of Notice a letter setting forth which documents or information it seeks to have withheld and the basis for its determination.  If, after reviewing such request, the Disclosing Party determines that it must disclose or cause its agents or representatives to disclose any such requested documents or information, it shall promptly deliver Notice to the Other Party of such determination prior to disclosure and the Other Party shall have an additional ten (10) Business Days to seek relief from a court of competent jurisdiction preventing such disclosure.  The Disclosing Party shall not release or share such documents or information until after said additional ten (10) Business Day period and during the pendency of such litigation except to the extent required or directed to do so by a court of competent jurisdiction.
30.14              No Individual Liability.
A.            No partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives of Landlord, nor the Port Authority, nor any commissioner, officer, employee, contractor, licensee, agent or representative thereof, shall be charged personally by Tenant with any liability or be held liable under any term or provision of this Lease or because of its execution or attempted execution or because of any breach or attempted or alleged breach thereof.
30.15              Trademark.  Neither Tenant nor any occupant of the Premises shall use the words "One World Trade Center," "1 WTC," "World Trade Center," "Port Authority" or any combination thereof for any purpose whatsoever, including as or for any corporate, firm or trade name, trademark or designation or description of merchandise or services, except that the foregoing shall not prevent the use (in a conventional manner and without emphasis or display) of the words "World Trade Center" and/or "One World Trade Center" as a part of Tenant's or such occupant's business address or by reference in the ordinary course of its business.  Neither Tenant nor any occupant of the Premises shall use the name of the Building or any part or abbreviation thereof for any purpose whatsoever, except that the foregoing shall not prevent the use of the name of the Building or any part thereof (in a conventional manner and without emphasis or display) as a part of Tenant's or such occupant's business address or by reference in the ordinary course of its business.
30.16              Tenant's OFAC Compliance.
A.            Tenant represents and warrants that (a) neither Tenant nor, to Tenant's actual knowledge, any of its (1) executive officers, (2) members of its board of directors or (3) controlling shareholders holding ten percent (10%) or more of the shares of Tenant (as disclosed in statements filed with the Securities and Exchange Commission pursuant to Section 13d or 13g of the Securities Exchange Act of 1934, as amended) is (i) currently identified on the OFAC List, and (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (c) to Tenant's actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is/are prohibited by Requirements of Law or that this Lease is in violation of Requirements of Law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Legal Requirement or Tenant is in violation of Requirements of Law.
B.            Tenant covenants and agrees (a) to comply with all requirements of Requirements of Law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately deliver Notice to Landlord in writing if any of the representations, warranties or covenants set forth in this Section or the preceding Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any "Prohibited Person" (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant's compliance with the terms hereof.
C.            Tenant hereby acknowledges and agrees that Tenant's inclusion on the OFAC List at any time during the term shall be a material default (as to which no notice or cure period is applicable) hereunder; provided that, if Tenant shall have a reasonable basis to believe it has been included on the OFAC List in error and Tenant shall be contesting in good faith, through appropriate proceedings brought in accordance with applicable Requirements of Law, such inclusion within the earlier to occur of three (3) Business Days of (i) Tenant's knowledge of such inclusion or (ii) Landlord's notice to Tenant of such inclusion, then Tenant shall not be deemed to be in material default of this Lease during the foregoing proceedings; provided further, however, that Tenant's contesting of its inclusion on the OFAC List shall have no material adverse effect on Landlord or on other tenants of the Building or shall result in any criminal or other legal proceedings being brought or fines or penalties being issued against Landlord or other tenants of the Building.  Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the OFAC List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default (as to which no notice or cure period is applicable) hereunder, provided that, if Tenant shall within one (1) Business Day from the earlier to occur of (i) Tenant's knowledge of such use by any person or entity on the OFAC List or (ii) Landlord's notice to Tenant of such use by any person or entity on the OFAC List, cause such person or entity on the OFAC List to permanently terminate its use and occupancy of the Premises, then Tenant shall not be deemed to be in material default of this Lease.
30.17              No Liability.  Reference to Landlord having "no liability to Tenant" or being "without liability to Tenant" or terms of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered, or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant's use or occupancy of the Premises.
30.18              Right to Challenge Bills.  Except as otherwise expressly provided herein, all bills, invoices and statements rendered to Tenant pursuant to this Lease shall be binding and conclusive on Tenant unless, within ninety (90) days after receipt of same, Tenant notifies Landlord that it is disputing same (which Notice shall specify the particular respect(s) in which such disputed bill, invoice or statement is, or could reasonably be expected to be, inaccurate or inappropriate).
30.19              Shaft Space.  Tenant shall utilize any shaft space provided to Tenant in a reasonably efficient manner as shown on approved plans (and subject to Landlord's on-site review thereof and on-site direction with respect thereto at Tenant's expense, equal to Landlord's Charge therefor).
30.20              Sales Tax.  Landlord has attached a copy of a signed letter issued by the Port Authority regarding certain sales tax matters as Exhibit C.  Upon Tenant's written request not more than once every calendar year, Landlord shall cause the Port Authority to reissue a fully executed copy of a letter regarding such matters, if and to the extent same is available.  No Landlord Party has made any representations or warranties with respect to the contents of such letters and no Landlord Party shall have any liability if any of the terms of such letters shall be incorrect in any respect or if Tenant for any reason shall not receive any such sales tax exemption.
30.21              Government Incentives.  Landlord agrees to cooperate with Tenant in Tenant's efforts to negotiate and implement an incentive package with various governmental entities and to execute and deliver any estoppel and other certificates or documentation reasonably and customarily required by such entities and making any reasonably required modifications to this Lease, provided that no such certificate, documentation or Lease modification shall (a) increase any obligation of Landlord under this Lease (except to a de minimis extent), (b) adversely affect any right of or benefit to Landlord under this Lease (except to a de minimis extent), (c) relieve Tenant of any of its obligation under this Lease, or (d) adversely affect other tenants or occupants in the Building in any way (except to a de minimis extent). Any and all fees, costs and expenses imposed by the governmental entities shall be borne solely by Tenant, and Tenant shall reimburse Landlord within thirty (30) days of Landlord's demand therefor, for any and all reasonable out-of-pocket fees, costs and expenses actually incurred by Landlord in connection with Tenant's requests and in cooperating with Tenant as provided in this Article 30.21, including, without limitation, the reasonable costs and expenses of Landlord's counsel, consultants and professionals (except solely to the extent that any of such fees, costs and expenses relate to the performance of obligations with respect thereto that must be generally complied with by Landlord (as opposed to Tenant), in which event Tenant shall not be obligated to reimburse Landlord for such costs and expenses).
30.22              Tenant hereby acknowledges that the amount of the markup imposed as part of Landlord's Charge (including in connection with any unrelated third party approved or selected by Landlord in accordance with the applicable terms of this Lease), the amounts listed under Exhibit D and Exhibit K annexed hereto, and the amount of the markup imposed or part of the WL Charge, are all deemed to be commercially reasonable.
ARTICLE 31

SUCCESSORS AND ASSIGNS
31.01              The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, except as otherwise expressly provided herein, their assigns.
ARTICLE 32

HAZARDOUS MATERIALS
32.01              Representations by Landlord.  Landlord represents and warrants to Tenant that as of the Execution Date, Landlord has not received any notification of (and Landlord has no actual knowledge of) any violation of Environmental Laws at or in connection with the Land, the Building or the Premises.
32.02              Removal of Hazardous Materials. Neither Landlord nor Tenant shall cause or permit any Hazardous Material to be used, transported, stored, released, handled, produced or installed in, on or from the Premises or the Building.  The term "Hazardous Material(s)" shall, for the purposes hereof, mean any flammable, explosive or radioactive materials; hazardous wastes; hazardous and toxic substances or related materials; mold; asbestos or any material containing asbestos; and any other waste, substance or material regulated under any federal, state or local law, ordinance, rule or regulation covering pollution or protection of the environment or human health and safety, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing (collectively, "Environmental Laws").  However, the foregoing shall not be deemed to restrict (a) the normal and reasonable use of fuels, lubricants, pesticides, cleaning materials, paint and paint thinners, asphalt, caulks and other chemicals commonly used in copy machines, computers, word processing equipment and other business machines typically found in first-class offices and (b) the normal and reasonable use of materials customarily used in the cleaning and operation of first-class office buildings in Manhattan, provided in all events that the same are used, handled and stored in accordance with all applicable Legal Requirements.
32.03              If Landlord or Tenant breaches the terms of Sections 32.01 or 32.02 of this Lease, such party at its expense shall remove such Hazardous Material from the Premises and the Building in accordance with the applicable terms of this Lease and all applicable Legal Requirements. All work required to be performed by Landlord or Tenant at its expense pursuant to the terms of this Article 32 shall be performed upon and subject to the applicable terms of this Lease (including the of Article 12 hereof). In addition, at Landlord's option, any of the work required to be performed by Tenant pursuant to the terms of this Article 32 may be performed by Landlord at Tenant's expense but otherwise upon and subject to the applicable terms of this Lease (including the terms of Article 12 hereof). If any Hazardous Materials which were not brought or introduced into the Building by Tenant are found in the Building, the Premises or at, on or under the Land, Landlord shall promptly remove or cause to be removed such Hazardous Materials at Landlord's expense in accordance with the applicable terms of this Lease and all applicable Legal Requirements.
32.04              Any removal by Tenant of any Hazardous Material pursuant to the foregoing terms shall not limit any of Landlord's other rights and remedies under this Lease and pursuant to law with respect thereto (e.g., the indemnity provided by Tenant in Section 16.01 hereof shall be applicable with respect thereto in accordance with its terms).  At Landlord's option, any of the work required to be performed by Tenant pursuant to the terms of this Article 32 may be performed by Landlord at Tenant's expense, equal to Landlord's Charge therefor, upon and subject to the applicable terms of this Lease.
32.05              Survival.  The provisions of this Article 32 shall survive the expiration or sooner termination of this Lease.
ARTICLE 33

SUBMISSION TO JURISDICTION
33.01              Jurisdiction; Venue; Governing Law.  Landlord and Tenant each hereby (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York in respect to any action or proceeding concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings if the same is brought in New York City; (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (d) agrees that any final, non-appealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Landlord and Tenant further agree that any action or proceeding in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.  This Lease and the rights and obligations of the parties hereunder shall be governed by and construed, and all actions, proceedings and all controversies and disputes arising under or of or relating to this Lease shall be resolved, in accordance with the internal substantive laws of the State of New York applicable to agreements made and to be wholly performed within the State of New York.
33.02              Compliance with the Litigation Legislation.  Notwithstanding the foregoing nor anything to the contrary contained in this Lease, Tenant hereby expressly acknowledges that any litigation instituted by Tenant against the Port Authority must be brought in accordance with the requirements of the Litigation Legislation and nothing contained in Section 33.01 above or any other provisions of this Lease shall be deemed a waiver by the Port Authority of any provisions, rights or requirements thereunder.
ARTICLE 34

SIGNAGE; NAME OF BUILDING; ADDRESS
34.01              Building Name.  Landlord shall have the right at any time and from time to time to name the Building for any person(s) or tenant(s) and to change any such name(s) at any time in its sole and absolute discretion without the consent or approval of Tenant.
34.02              Address.  Landlord shall have the right at any time and from time to time to change the address of the Building in its sole and absolute discretion without the consent or approval of Tenant.  As of the Execution Date, the address of the Building shall be either One World Trade Center or 1 World Trade Center (as determined by Landlord in its sole and absolute discretion).  All governmental approvals, permits or licenses required in connection therewith shall be obtained and maintained by Landlord at its expense. Tenant at its expense shall cooperate with Landlord in connection with the obtaining and maintaining by Landlord of any address of the Building.
34.03              Signage.
(a)            Promptly following the Commencement Date, pursuant to and as shown on the floor signage standards attached hereto as Exhibit M (i) Landlord, at Landlord's expense, shall install one (1) sign (designated type "TI-3 Option 1" or "TI-3 Option 2"), at any of the optional locations and in any of the optional sizes set forth in said exhibit, on the exterior door of the Premises; it being agreed that the final signage shall remain subject to Landlord's reasonable approval and (ii) Landlord, at Landlord's expense, shall install one (1) sign (designated type "TI-2") as shown on Exhibit M on or adjacent to the exterior doors of the Premises.  Tenant at its expense shall maintain all such signs during the term and Tenant shall remove all such signs (and repair any damage caused by the removal thereof) prior to the expiration or sooner termination of this Lease.  Landlord, at its expense, shall install and maintain in accordance with the floor signage standards attached hereto as Exhibit M, directional signage (designated type "TD-2" or "TW-1") in the elevator lobby serving the floor in which the Premises is located.
(b)            There shall be no restrictions on Landlord's right to install any signage (i) for Landlord (including, as applicable, the Port Authority and/or The Durst Organization to the extent said entities or an affiliate thereof have a direct or indirect interest in Landlord), (ii) for any managing or leasing agent of the Building, (iii) for other tenants or occupants at the Building, or (iv) required by applicable Legal Requirements, the Port Authority and/or QAD.
ARTICLE 35

INTENTIONALLY OMITTED
ARTICLE 36

ARBITRATION
36.01              Applicable Clauses.  In any instance where this Lease expressly provides, or the parties otherwise agree, that a dispute with respect to a specific matter may be submitted to arbitration, then either party may submit such dispute for resolution by non-expedited arbitration in The City of New York in accordance with JAMS Comprehensive Arbitration Rules and Procedures, as amended from time to time (collectively, the "JAMS Rules"), except to the extent modified by the terms of this Article; provided, however, that with respect to any such arbitration, (i) except as may be otherwise agreed to in writing by the parties, the arbitrator shall have no right to award damages; (ii) the decision and award of the arbitrator shall be final and conclusive on the parties; (iii) a single arbitrator designated in accordance with the JAMS Rules shall resolve all disputes submitted to arbitration other than those Sections referred to in clause (iv) below; and (iv) with respect to disputes under this Lease in which three (3) arbitrators are required pursuant to the express provisions of this Lease, each party shall, on the date it submits such dispute to arbitration, select and appoint (in its sole and absolute discretion) one arbitrator to act as its designee in accordance with the JAMS Rules and the two party-designated arbitrators shall jointly select the third arbitrator consistent with JAMS Rule 15 (where applicable in this Article 36 to account for an arbitration with three arbitrators instead of one, the term "arbitrator" shall mean the plural "arbitrators").  No arbitrator may serve on the panel unless he or she has agreed in writing to abide by the terms of this Article. Except with respect to the interpretation and enforcement of the arbitration procedures (which shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et. seq.), the arbitrators shall apply the laws of the State of New York (without giving effect to its choice of law principles) in connection with the dispute.  If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized (but not directed) to enter judgment for the appearing party.
36.02              Arbitration Procedures.  The arbitrator conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions.  Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an "award" by the arbitrator within the meaning of applicable Requirements of Law.  Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.  Unless the parties agree otherwise in writing, and consistent with the FOI Policy, the parties, the arbitrators and JAMS shall treat the proceedings, any related discovery and the decisions of the arbitrators as confidential.  Subject to the terms of the immediately preceding sentence, the parties may disclose the existence, content, or results of the arbitration in accordance with the JAMS Rules, applicable professional standards and Requirements of Law.  Judgment may be had on the decision and award of the arbitrator so rendered in any court of competent jurisdiction.  Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years' experience in New York City in a calling connected with the matter of the dispute.  Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances.  Notwithstanding anything herein to the contrary, (x) the arbitrator conducting any arbitration pursuant to the terms of this Article 36 shall be required to determine the successful party in any such arbitration and to select either the amount or item (as the case may be) proposed by Landlord or the amount or item (as the case may be) proposed by Tenant with respect to each amount or item (as the case may be) that shall be in dispute, based on which amount or item (as the case may be) he (or they, as the case may be) determines is closer to the correct determination thereof (i.e., if there are three (3) disputed items, the arbitrator shall select either the disputed item proposed by Landlord or the disputed item proposed by Tenant with respect to each of such three (3) disputed items, but the arbitrator shall not be obligated to select either all three (3) disputed items proposed by Landlord or all three (3) disputed items proposed by Tenant), (y) in connection with any arbitration proceeding pursuant to the terms of this Article 36, the unsuccessful party in such proceeding shall pay (1) to the successful party all out-of-pocket fees and expenses, including reasonable attorneys' fees, incurred by the successful party in connection with such proceeding and (2) the fees and expenses of the arbitrator conducting any arbitration (it being agreed that if there are multiple disputed items and the arbitrator shall select disputed items proposed by both Landlord and Tenant, the arbitrator may determine the percentage of the fees and expenses of the successful party and the arbitrator to be paid by the unsuccessful party) and (z) except as may be otherwise agreed to in writing by the parties, Landlord and Tenant agree that (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor be entitled to recover, any damages.  Pending a final determination pursuant to such arbitration, Tenant shall continue to pay to Landlord the amount of Fixed Rent and Recurring Rent due during the last Lease Year of the initial Term. In the event it is determined in connection with the resolution of such dispute that Tenant has overpaid any sum, Landlord shall promptly, at Landlord's election, either refund or credit such overpaid amount to Tenant without interest, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such overpaid amount without interest to Tenant.  In no event whatsoever shall any determination of invalidity or unenforceability of any term be construed as precluding either party from seeking enforcement of, or appropriate remedies with respect to, the other terms, conditions or provisions of this Lease. Any arbitration proceeding hereunder shall be subject to the terms of Article 36 hereof.
36.03              Work Letter.  Any dispute between Landlord and Tenant pursuant to the terms of the Work Letter shall be determined in accordance with the terms of Section XI of the Work Letter.
36.04              Survival.  This Article 36 shall survive the expiration or sooner termination of this Lease.
ARTICLE 37

RENEWAL OPTION
37.01              Provided that Tenant is not in default hereunder beyond any applicable notice and/or cure periods, and subject to any rights Conde may have with respect to the Premises, on (i) the date Tenant delivers to Landlord the Election Notice and (ii) the expiration date of the Term (it being understood that Landlord may waive any of such conditions in its sole discretion), Tenant shall have the option to renew the Term (the "Renewal Option") with respect to the entire Premises for one (1) additional five (5) year term (the "Renewal Term") commencing on the day after the last day of the Term and ending on the last day of the month immediately preceding the month in which occurs the fifth (5th) anniversary of the commencement date of the Renewal Term, which shall thereupon become the Expiration Date of this Lease.  The Renewal Option may be exercised by notice (the "Election Notice") to Landlord delivered no earlier than twenty-four (24) months and no later than the date that is twelve (12) months prior to the final day of the Term.  The annual Fixed Rent for the Renewal Term shall be equal to one hundred percent (100%) of the annual fair market rental value of the Premises determined pursuant to the provisions of Sections 37.03 and 37.04 hereof. Notwithstanding anything herein to the contrary, if Tenant (or an Affiliate, Subsidiary or Parent Company thereof) executes and delivers a lease with respect to an alternative location intending to relocate all or substantially all of Tenant's employees from the Building at any time before the date that is twenty four (24) months prior to the Expiration Date, Tenant's right to exercise the Renewal Option and this Article 37 shall immediately be null and void and of no further force or effect. Tenant agrees upon request of Landlord to promptly confirm the foregoing in writing, but failure to do so by Tenant shall not operate to revive any rights of Tenant under this Article 37.
37.02              Notwithstanding anything herein to the contrary, the Renewal Option may not be exercised by Tenant unless the named Tenant herein (i.e., Progenics, Inc.), or any Tenant Entity, is the Tenant hereunder and is actually occupying (i.e., exclusive of any subtenants) seventy percent (70%) of the Premises at the time of the delivery by Tenant of the Election Notice and on the expiration date of the initial term.  If the foregoing condition shall not be fully satisfied, then at Landlord's option Tenant's Election Notice shall be null and void and of no force or effect and Tenant shall have no further right to renew this Lease pursuant to the terms of this Article 37.
37.03              This Lease, as so extended during the Renewal Term, shall be upon the same terms and conditions as contained in this Lease, except that (i) the annual Fixed Rent for the Renewal Term shall be equal to one hundred percent (100%) of the annual fair market rental value of the Premises, determined in the manner set forth in this Article 37 as of the commencement date of the Renewal Term, it being understood that such fair market value shall be based upon Landlord's then determined rentable square footage of the Premises, which determination shall be made using the same methodology that Landlord is using at that time were it to offer the Premises on the open market to third parties; (ii) the Premises shall be delivered in its then "AS IS" condition; (iii) Landlord shall not be required to do any work to the Premises or to provide any work allowance or fixed rent abatement period or concession in connection with Tenant's continued occupancy of the Premises; (iv) Tenant shall continue to pay Recurring Additional Rent as set forth in Article 4 hereof with respect to the Premises,; and (v) the fact that this Lease shall not contain any further Renewal Option.  For purposes of this Article 37, the fair market rental value of the Premises shall be determined by taking into consideration the following factors (together with the terms of clauses (i) through (v) above): (a) the rental value for a direct lease of space of similar size and comparable condition in any first class office building located in Manhattan south of Chambers Street for a term of five (5) years and (b) any other then relevant factors (which factors are subject in all events to the other express terms of this Article).
37.04              The exercise of the Renewal Option shall only be effective upon, and in strict compliance with, the following terms and conditions:
(a)            The Renewal Option must be exercised in the manner (and no later than the date) specifically set forth herein or the Renewal Option shall be deemed waived and all of Tenant's rights with respect thereto shall wholly cease, terminate and expire.  Time shall be of the essence in connection with the exercise of the Renewal Option and the delivery of the Election Notice hereunder.  If Tenant shall fail to timely deliver the Election Notice in accordance with the terms of this Article 37, Tenant shall have no further right to renew this Lease pursuant to the terms of this Article 37 and Tenant agrees upon request of Landlord to confirm such non-exercise in writing, but failure to do so by Tenant shall not operate to revive any rights of Tenant under this Article 37.
(b)            Landlord and Tenant shall seek to agree as to the amount of the fair market rental value of the Premises, taking into consideration the factors set forth in this Article 37.  If Landlord and Tenant shall not agree as to the annual fair market rental value thereof by the later to occur of (a) the date which is three (3) months after the Election Notice is given and (b) seven (7) months prior to the commencement date of the Renewal Term, then each of Landlord and Tenant, on the date which is the later to occur of (i) the date which is four (4) months after the Election Notice is given and (ii) six (6) months prior to the commencement date of the Renewal Term, simultaneously shall meet at Landlord's office and exchange Arbitration Notices (as defined below), and in such event said annual fair market rental value with respect to the Premises shall be determined by arbitration in a single proceeding with three (3) arbitrators in accordance with the provisions of this Article 37, except that the arbitrators so specified in such Arbitration Notices shall be licensed real estate brokers, managers or appraisers doing business in Manhattan south of 59th Street and having not less than ten (10) years' active experience as real estate brokers of office space or managers or appraisers of office buildings and leased office space in Manhattan south of Chambers Street.  In making their determinations, the arbitrators shall (a) determine the annual fair market rental value of the Premises, (b) consider only the criteria set forth in Section 37.03 hereof and follow the directions set forth in this Article 37 and (c) calculate the annual fair market rental value with respect to the Premises on a fixed rent with percentage annual increases basis by selecting either the fair market rental value proposed by Landlord or the fair market rental value proposed by Tenant in their respective Arbitration Notices (i.e., so-called "baseball" arbitration).
(c)            "Arbitration Notices" shall mean any notice by Landlord or Tenant to the other pursuant to the terms of Article 37 hereof setting forth (a) the annual Fixed Rent and Recurring Additional Rent of the Premises for which the party in question believes that Landlord could lease the Premises to an unrelated third party in an arm's length transaction in the then Manhattan real estate marketplace for a term equal to five (5) years (which annual fixed rental may include periodic increases and which amounts may differ from any terms previously proposed by the parties) and (b) an arbitrator designated by such party meeting the standards therefor set forth herein.
37.05              The parties hereto acknowledge that the only item to be determined by Landlord and Tenant pursuant to this Article 37 with respect to the Premises (whether by an agreement of the parties or by an arbitration proceeding, as the case may be) shall be the amount of the annual fixed rent payable by Tenant with respect to the Premises with fixed percentage increases in lieu of payment of operating expenses and payment in lieu of taxes (or taxes, if applicable) for the Building.
37.06              If at the commencement date of the Renewal Term, the amount of the Fixed Rent payable during that Renewal Term in accordance with the foregoing paragraphs of this Article shall not have been determined, then, pending such determination, Tenant shall pay Fixed Rent at the rate proposed by Landlord for that Renewal Term (the "Temporary Rate").  After the determination by arbitration of the annual fair market rental value of the Premises, if such rental value is greater or less than the "Temporary Rate" Landlord shall promptly pay to Tenant the excess of the Temporary Rate over (or Tenant shall promptly pay to Landlord the shortfall of the Temporary Rate below) the rental value determined by the arbitration, together with interest at one percent (1%) above the Prime Rate on the amount so paid; and the Fixed Rent so determined by the arbitration shall be payable during that Renewal Term.
37.07              In addition to the Fixed Rent payable by Tenant during the Renewal Term with respect to the Premises determined as herein provided, Tenant shall pay, from and after the commencement date of the Renewal Term, all additional rent and other costs and charges with respect to the Premises as are set forth in this Lease (including but not limited to additional rent as set forth in Article 4 hereof, subject to the terms of this Article 37).
37.08              Upon the determination of the Fixed Rent for the Renewal Term, Landlord and Tenant shall promptly execute an agreement reasonably satisfactory to Tenant and Landlord specifying the Fixed Rent and any other terms and conditions with respect to the Premises as may be reasonably requested by Landlord and Tenant.  Failure of either party to execute and deliver such agreement shall not affect in any manner Tenant's obligation to pay, and Landlord's right to receive, such rent.
37.09              Any termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this Article 37.  Except as otherwise expressly set forth in this Article 37, all of the terms of this Lease shall apply to the Premises during the Renewal Term.
ARTICLE 38

INTENTIONALLY OMITTED
ARTICLE 39

RIGHT OF FIRST OFFER
39.01              The term "First Offer Space" as used in this Article 39 shall mean any office premises (other than the Demised Premises) that become available for rental on the forty-seventh (47) floor of the Building during the initial Term (and not the Renewal Term), as may be offered by Landlord to Tenant pursuant to the provisions of this Article 39.
39.02              Provided that (a) the named Tenant (i.e., Progenics Pharmaceutical, Inc.) or any Tenant Entity is in actual occupancy (i.e., exclusive of any subtenants or assignees of not less than one hundred percent (100%) of the Demised Premises both on the date of the exercise of the "Right of First Offer" (as hereinafter defined) and on the commencement date with respect to the First Offer Space, (b) this Lease remains in full force and effect, (c) no default shall have occurred and be continuing beyond any applicable notice and/or cure periods, and (d) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described on the financial statements submitted by Tenant to Landlord in connection with this Lease, if any First Offer Space becomes available for leasing during the term of the Lease, and Landlord in good faith desires to offer any such First Offer Space for lease on the open market, then, before offering the First Offer Space in question to any third party, Landlord shall first deliver to Tenant a written notice (each such offer by Landlord to Tenant is hereinafter referred to as a "Landlord's First Offer Notice") offering to Tenant the right (the "Right of First Offer") to add the First Offer Space set forth in Landlord's First Offer Notice to the Demised Premises.  Landlord's First Offer Notice shall set forth (i) a description of the First Offer Space in question, (ii) Landlord's proposed increase in Fixed Rent if Tenant were to exercise the Right of First Offer, (iii) Landlord's determination of the rentable square footage of the First Offer Space and (iv) the estimated date on which the First Offer Space would be delivered to Tenant if Tenant were to exercise the Right of First Offer.  Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to offer any First Offer Space to Tenant at any time after Landlord has delivered its initial Landlord's First Offer Notice for the same First Offer Space, it being acknowledged that the Right of First Offer is a one (1) time right for each First Offer Space that may become available.
39.03              A.                        Tenant's rights under this Article 39 are subject and subordinate to the rights of each of the then existing tenants and/or occupants (each, an "Existing Tenant") under their then respective existing leases or other rights of occupancy with respect to all or any portion of the First Offer Space, to (i) expand such Existing Tenant's then demised premises into all or any portion of the First Offer Space or (ii) renew or otherwise extend the respective terms of their leases or other rights of possession (whether or not pursuant to an option or otherwise contained in such Existing Tenant's lease) or to execute a new lease with Landlord.
B.            Tenant shall have twenty (20) days from the date of the Landlord's First Offer Notice within which to accept said offer by delivering to Landlord written notice of such acceptance (each such acceptance by Tenant in response to a Landlord's First Offer Notice is hereinafter referred to as a "Tenant's First Offer Acceptance Notice").  Tenant's First Offer Acceptance Notice shall expressly set forth whether Tenant accepts or rejects Landlord's proposed increase in Fixed Rent as provided in the Landlord's First Offer Notice, and if Landlord's proposed increase in Fixed Rent is rejected, Tenant's First Offer Acceptance Notice shall also set forth Tenant's proposed increase in Fixed Rent with respect to the First Offer Space.  Unless Tenant's First Offer Acceptance Notice expressly rejects Landlord's proposed increase in Fixed Rent as provided in the Landlord's First Offer Notice, the delivery of Tenant's First Offer Acceptance Notice shall be deemed and construed to be an acceptance of Landlord's proposed increase in Fixed Rent.  If Tenant's First Offer Acceptance Notice expressly rejects Landlord's proposed increase in Fixed Rent as provided in the Landlord's First Offer Notice, then the increase in Fixed Rent shall be determined in accordance with Sections 39.08 and 39.09 below.  If Tenant fails to deliver Tenant's First Offer Acceptance Notice to Landlord within said twenty (20) day period, time being of the essence with respect thereto, the Right of First Offer with respect to the First Offer Space referred to in the Landlord's First Offer Notice shall automatically and conclusively be deemed to be null and void ab initio and of no force or effect whatsoever, it being understood and agreed to that in such event, Landlord shall have the absolute right, free of any rights and/or claims of Tenant of any kind or nature whatsoever and without any liability to Tenant whatsoever, to lease, license and/or allow the use and/or occupancy of the First Offer Space referred to in the Landlord's First Offer Notice, and accordingly, such First Offer Space shall no longer be subject to the Right of First Offer.  Alternatively, if Tenant duly exercises the Right of First Offer by delivering to Landlord the First Offer Acceptance Notice within said twenty (20) day period, time being of the essence with respect thereto, then the First Offer Space referred to in the Landlord's First Offer Notice (each, an "Exercised First Offer Space") shall be leased to Tenant on all of the same terms, provisions, covenants and conditions of this Lease, except only as specifically modified by this Article 39.  Notwithstanding anything to the contrary contained in this Section 39.03 or in any Landlord's First Offer Notice, after Tenant's delivery of the Tenant's First Offer Acceptance Notice, Landlord may elect, in its sole discretion, to accelerate the estimated date of delivery of the Exercised First Offer Space upon not less than thirty (30) days prior written notice to Tenant.
39.04               In the event that Tenant duly and timely exercises the Right of First Offer in the manner set forth above, then, effective as of the date that vacant possession of the Exercised First Offer Space shall be delivered to Tenant:
(a)            The Fixed Rent and the Recurring Additional Rent shall be increased by the annual fair market rental value for the Exercised First Offer Space (provided that there shall be fixed increases in additional rent in lieu of increases in operating expenses, taxes and/or payments in lieu of taxes) as of the date on which vacant possession of same is scheduled to be delivered to Tenant, which shall be determined pursuant to Sections 39.08 and 39.09 below;
(b)            The rentable square footage of the Exercised First Offer Space shall be determined solely by Landlord using the same loss factor that Landlord is then using in offering space in the Building on the open market to qualified parties (if Landlord shall then have space available for leasing), or if Landlord shall not then have space available for leasing, then using the same loss factor that Landlord would use at that time if Landlord were to offer the Exercised First Offer Space on the open market to qualified parties; and
(c)            The Letter of Credit amount shall be increased by an amount equal to the product of: (i) the number of months of Fixed Rent then being held by Landlord with respect to the Demised Premises multiplied by (ii) the amount of one (1) month's Fixed Rent (as increased by the annual fair market rental value) for the Exercised First Offer Space.
Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligations to (a) perform any work to refurbish the Exercised First Offer Space, (b) perform any work in or to Exercised First Offer Space to prepare the same for Tenant's occupancy or (c) give any work allowance or free rent to Tenant with respect to the Exercised First Offer Space, and Tenant shall accept the Exercised First Offer Space in its then "as is" condition as of the date that vacant possession of the Exercised First Offer Space shall be delivered to Tenant.
39.05               In the event Tenant duly and timely exercises the Right of First Offer pursuant to this Article 39, the parties shall immediately be bound thereby without the execution of an amendment to this Lease; provided, however, at the request of either Landlord or Tenant, the parties shall promptly execute and deliver a written amendment to this Lease, in form and substance satisfactory to Landlord, reflecting, including, without limitation, the following:  (i) the addition of the Exercised First Offer Space as part of the Demised Premises for the remainder of the Term, and (ii) the increase of the Fixed Rent (provided that if Tenant rejected Landlord's proposed increase in Fixed Rent as provided in Subsection 39.03B, such increase shall be included in a further amendment as set forth in Section 39.10 after the same shall be determined in accordance with Sections 39.08 and 39.09).  Except for such changes, the terms, conditions, covenants and provisions of this Lease shall apply with respect to such Exercised First Offer Space which shall be and become a part of the Demised Premises.
39.06              Notwithstanding anything to the contrary, if Tenant timely exercises the Right of First Offer pursuant to this Article 39 and such exercise shall occur during the last eighteen (18) months of the initial Term, then Tenant shall be deemed, pursuant to Article 37, to have exercised its Renewal Option.
39.07                Tenant acknowledges and agrees that once Tenant gives a Tenant's First Offer Acceptance Notice, the same shall be binding upon Tenant and Tenant shall have no right to withdraw or rescind any such notice, subject, however, to Landlord's rights pursuant to Section 39.14 below.
39.08              Promptly following Tenant's exercise of the Right of First Offer, Landlord and Tenant shall seek to agree as to the amount of such fair market rental value for the Exercised First Office Space, taking into consideration the fair market rental value of space of similar size and similar condition in comparable downtown Manhattan office buildings (including the Building) available for a comparable term and that reflects adjustments for any then relevant factors.  If they shall not agree as to such value by the date which is one (1) month after the Right of First Offer shall be exercised by Tenant, then each of Landlord and Tenant, by no later than two (2) months after the Right of First Offer shall be exercised by Tenant, shall give a notice to the other party setting forth in such notice the annual fair market rental value for the Exercised First Offer Space that such person believes is the basis for the Fixed Rent which should be paid by Tenant hereunder and in such event said annual fair market rental value shall be determined by arbitration as hereinafter in this Article provided.
39.09              If Landlord and Tenant shall be unable to agree as to the annual fair market rental value for the Exercised First Offer Space by the date which is two (2) months after the date the Right of First Offer shall be exercised by Tenant, then and in such event said annual fair market rental value for the Exercised First Offer Space shall be determined by arbitration in accordance with the provisions of this Section 39.09.  Tenant shall give notice to Landlord of such dispute, and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules.  The arbitrator shall be impartial and shall have not less than ten (10) years' experience in the County of New York in a calling related to the leasing of commercial office space in office buildings comparable to the Building and the fees of the arbitrator shall be shared by Landlord and Tenant.  Within fifteen (15) days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which the arbitrators shall consider the criteria set forth in Section 39.08 and follow the directions set forth in this Article.  The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, be required to select either the annual fair market rental value proposed by Landlord or the annual fair market rental value proposed by Tenant (without compromise) as the actual annual fair market rental of the Exercised First Offer Space which, in the judgment of the arbitrator, most nearly reflects the annual fair market rental value of the Exercised First Offer Space.  The arbitrator shall have no power or authority to select any annual fair market rental value other than the annual fair market rental value submitted by Landlord or Tenant or to modify any of the terms and provisions of this Lease, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant.
39.10              If upon delivery of vacant possession of any Exercised First Offer Space to Tenant, the annual fair market rental value with respect to such Exercised First Offer Space shall not have been determined in accordance with the provisions of Sections 39.08 and/or 39.09 above, then, pending such determination, Tenant shall pay Fixed Rent for such Exercised First Offer Space at the rate proposed by Landlord (each, a "Temporary Offer Space Rate").  After the determination by arbitration of the annual fair market rental value of such Exercised First Offer Space, if such rental value is greater (or less) than the Temporary Offer Space Rate, Landlord shall provide to Tenant a rent credit in the amount equal to the excess of the Temporary Offer Space Rate over (or Tenant shall promptly pay to Landlord the shortfall of the Temporary Offer Space Rate below) the rental value determined by the arbitration, together with interest at the Prime Rate on the amount so paid; and the annual fair market rental value for such Exercised First Offer Space shall be added to the Fixed Rent payable by Tenant under this Lease.
39.11              Upon determination of the annual fair market rental value for the Exercised First Offer Space, Landlord and Tenant shall execute, acknowledge and deliver to each other an agreement specifying the amount of the Fixed Rent for such Exercised First Offer Space (but any failure to execute such an agreement shall not affect Tenant's obligation to pay and Landlord's right to receive such Fixed Rent).
39.12              In no event shall the existence of any one or more of the conditions set forth in Section 39.03 above be deemed or construed to relieve Tenant of its obligations pursuant to this Article 39, it being understood and agreed to that such conditions are for the sole benefit of Landlord and may be waived in whole or in part, only by the written election of Landlord.  In addition to the foregoing, if any one or more of the conditions set forth in Section 39.03 above shall exist either at the time of the giving of the Tenant's First Offer Acceptance Notice or at the time the Exercised First Offer Space is delivered to Tenant, then, (x) at Landlord's option, to the extent the Exercised First Offer Space has not then been delivered to Tenant, any Tenant's First Offer Acceptance Notice shall be null and void and of no force or effect and (y) for so long as any one or more of such conditions exist and/or otherwise remain uncured by Tenant, Landlord shall have the right in its sole discretion to lease any First Offer Space or to otherwise grant options or rights with respect to any First Offer Space to any other party, free of the rights of Tenant set forth in this Article 39, which options and rights shall be superior to the rights granted to Tenant pursuant to this Article 39, whether or not Tenant subsequently cures such conditions.
39.13              Nothing contained in this Article 39 shall be construed (i) to obligate Landlord to exercise any "takeover," "takeback," or "sublease-back" rights or to refuse its consent to any proposed sublease or assignment by a tenant in possession of any portion of any First Offer Space; or (ii) to obligate Landlord to buyout any tenant, terminate or cancel any lease, or to evict a tenant of any portion of any First Offer Space, notwithstanding the fact that any such tenant is in default under its lease thereof.
39.14               Notwithstanding anything to the contrary contained herein, in the event Landlord fails or is unable to deliver all or any portion of any Exercised First Offer Space to Tenant as a result of the holding over of any tenant, subtenant, occupant or otherwise, Landlord shall not be subject to any liability whatsoever for such failure or inability to deliver possession of such Exercised First Offer Space, and the exercise of the Right of First Offer by Tenant shall remain effective, but the Fixed Rent and additional rent shall not commence with respect to such Exercised First Offer Space and such Exercised First Offer Space shall not be or become a part of the Demised Premises until the date upon which the same is actually delivered to Tenant.
39.15              Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord's failure or inability to deliver possession of any Exercised First Offer Space.  Tenant agrees that the provisions of this Article 39 are intended to constitute "express provisions to the contrary" within the meaning of said Section 223-a.
 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the date first above written.
LANDLORD:
WTC TOWER 1 LLC

By: Tower 1 Holdings LLC, its sole member

By: Tower 1 Joint Venture LLC, its sole member

By: Durst WTC Holding LLC, its authorized Signatory

By: The Durst Manager LLC, its Manager

By: SRDA Manager, LLC, its Managing Member
By: /s/ Jonathan D. Durst Name: Jonathan D. Durst Title: President

TENANT:
PROGENICS PHARMACEUTICALS, INC.

By: /s/ Mark Baker
Name: Mark Baker
Title: CEO